UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.________)

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

VOXWARE, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
	1)	Title of each Class of securities to which transaction applies:
	2)	Aggregate number of securities to which transaction applies:
	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	4)	Proposed maximum aggregate value of transaction:
	5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	1)	Amount Previously Paid:
	2)	Form, Schedule or Registration Statement No.:
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	4)	Date Filed:

VOXWARE, INC.
300 American Metro Blvd., Suite 155
Hamilton, NJ 08619
(609) 514-4100

November   , 2010

Dear Stockholder,

     We will hold a Special Meeting of Stockholders to be held at 9:00 a.m., Eastern Standard Time, on December 6, 2010, at the Company’s corporate offices of 300 American Metro Boulevard, Suite 155, Hamilton, New Jersey 08619.

     At the special meeting, you will be asked to consider and vote upon proposals to amend our Amended and Restated Certificate of Incorporation, as amended, to effect a reverse 1 - for – 5,000 stock split of our common stock. If that proposal is approved, we will file with the State of Delaware a Certificate of Amendment to our Amended and Restated Certificate of Incorporation, as amended, to effectuate the reverse stock split, such that stockholders owning less than 5,000 shares of common stock before the reverse stock split would have such shares cancelled and converted into a right to receive $1.00 for each share held prior to the reverse stock split.

     The reverse stock split is the second part of a going-private transaction that began with a tender offer by Voxware to purchase shares of its common stock for $1.00 per share. The tender offer closed on November 4, 2010, and we purchased [______________] shares of common stock tendered during the offer period for an aggregate purchase price of $[__________]. The purpose of the going-private transaction is to take Voxware private and terminate its reporting obligations under the Securities Exchange Act of 1934, as amended.

     Our board of directors, by unanimous vote, and upon the unanimous recommendation of a committee of independent directors, has determined that the reverse stock split is fair to and in the best interests of Voxware and its stockholders and has approved and declared advisable the adoption of the Certificate of Amendment to the Amended and Restated Certificate of Incorporation, as amended, effecting the reverse stock split of common stock. The board of directors has authorized and recommends that you approve the reverse stock split and the amendment to the Amended and Restated Certificate of Incorporation, as amended, in the form attached hereto as Annex A to effect a reverse stock split of our common stock at a ratio of 1 – for – 5,000, and the repurchase of the resulting fractional shares held by each stockholder with less than one share in each account or of record after the reverse stock split.

     The going-private transaction has not been approved or disapproved by the Securities and Exchange Commission or any state securities commission, nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of the information contained in this document. Any representation to the contrary is a criminal offense.

     Your vote is important. When you have finished reading the proxy statement, please promptly vote your shares by marking, signing, dating and returning the proxy card in the enclosed prepaid envelope. If you hold your shares through a broker, then you also may be able to vote your shares on the Internet or by telephone. We encourage you to vote by proxy so that your shares will be represented and voted at the meeting, whether or not you can attend.

     Thank you for your cooperation.

Sincerely,

/s/ Scott J. Yetter
SCOTT J. YETTER
President and Chief Executive Officer

VOXWARE, INC.
300 American Metro Blvd., Suite 155
Hamilton, NJ 08619
(609) 514-4100

November   , 2010

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TIME: 9:00 a.m., Eastern Standard Time
DATE: December 6, 2010
PLACE: 300 American Metro Boulevard, Suite 155, Hamilton, New Jersey 08619

PURPOSES:

     At the special meeting, you will be asked to act on the following matters:

     1. To consider and vote upon a proposal to amend our existing Amended and Restated Certificate of Incorporation, as amended, to effect a 1 - for - 5,000 reverse stock split of our common stock, such that stockholders owning less than 5,000 shares of common stock before the reverse stock split would have such shares cancelled and converted into a right to receive $1.00 for each share held prior to the reverse stock split.

     2. To approve a proposal to postpone or adjourn the special meeting, if necessary, to solicit additional proxies for the adoption of Proposal 1.

     3. To transact such other business as may properly come before and is incidental to the conduct of the meeting.

WHO MAY VOTE:

     You are entitled to notice of, and to vote at, the special meeting of stockholders or any adjournments thereof if you were the record owner of Voxware, Inc. common stock at the close of business on November 16, 2010. A list of stockholders of record will be available for inspection at the meeting and, during the 10 days prior to the meeting, at the above address.

By Order of the Board of Directors

/s/ William G. Levering
WILLIAM G. LEVERING III
Secretary

VOXWARE, INC.
300 American Metro Blvd., Suite 155
Hamilton, NJ 08619
(609) 514-4100

PROXY STATEMENT FOR THE VOXWARE, INC.
SPECIAL MEETING OF STOCKHOLDERS
GENERAL INFORMATION ABOUT THE SPECIAL MEETING

Why Did You Send this Proxy Statement to Me?

     Our board of directors is soliciting your proxy to vote at the special meeting of stockholders and any adjournments of the meeting. This proxy statement summarizes the information you need to know in order to vote at the special meeting. You do not need to attend the special meeting to vote your shares. Instead, you may vote your shares by marking, signing, dating and returning the enclosed proxy card. If you hold your shares through a broker, then you also may be able to vote your shares either via the Internet or by telephone.

     On or about November 17, 2010, we began sending this proxy statement, the attached notice of special meeting and the enclosed proxy card to all stockholders entitled to notice of, and to vote at, the special meeting. Only stockholders who owned our common stock at the close of business on November 16, 2010, are entitled to vote at the special meeting. On this record date, there were [_______] shares of our common stock outstanding. Our common stock is our only class of voting stock.

What matters will be considered at the special meeting?

     At the special meeting, you will be asked to consider and vote on a proposal which we refer to as the “reverse stock split.”

     The “reverse stock split” consists of a reverse 1 - for - 5,000 stock split. The shares of stockholders who own less than one (1) whole share of common stock after the reverse stock split shall be converted into the right to receive cash in an amount per share of $1.00 for each share held prior to the reverse stock split.

     If the reverse stock split is approved, it will affect our stockholders as follows:

If you are a stockholder with:	Effect:
5,000 or more shares	You will continue to be a stockholder of Voxware and will hold such number of shares of our common stock equal to the number of shares held prior to the reverse stock split divided by 5,000, rounded down to the nearest whole share.

Fewer than 5,000 shares	You will be entitled to receive $1.00 for each share you owned prior to the reverse stock split.

     We are asking you to approve the above transaction.

     See “Proposal #1 – The Reverse Stock Split.”

     In addition, you will be asked to consider and vote on a proposal to postpone or adjourn the special meeting, if necessary, to solicit additional proxies for the adoption of Proposal #1.

     See “Proposal #2 – Adjournment.”

What is the reverse stock split?

     The reverse stock split is part of a plan to make Voxware a non-Securities and Exchange (“SEC”) reporting company. The reverse stock split was preceded by a voluntary tender offer in which we offered to purchase shares of common stock at a purchase price of $1.00 per share.

     The term “reverse stock split” refers to a transaction designed to reduce the number of stockholders in order to deregister our shares under the Exchange Act, cease our public reporting and filing obligations and ensure that we will not in the future exceed SEC registration thresholds that would again cause us to be required to register under the Exchange Act. In the reverse stock split, the Company will effect a 1 - for - 5,000 reverse stock split, such that stockholders owning less than 5,000 shares of common stock before the reverse stock split (referred to as the “cashed-out stockholders”) would have such shares cancelled and converted into the right to receive the cash consideration set forth herein (referred to as the “cashed-out shares”).

     Please see the section entitled “Proposal #1 — The Reverse Stock Split — Summary and Structure of the Reverse Stock Split” for a more detailed discussion of the reverse stock split.

     The board of directors retains the discretion to abandon the reverse stock split even if it is approved by the stockholders.

Who are the parties?

     Voxware is a Delaware corporation that was incorporated on August 20, 1993. Voxware is a leading provider of software for voice recognition solutions that direct the work of the warehouse workforce. Warehouse workers, wearing headsets with microphones, speak back and forth to our voice applications. Since these workers can now work “hands and eyes free” when performing a wide array of tasks such as picking, put away, and receiving, worker productivity typically increases while errors can be reduced. Our customers typically increase productivity from 10 to 30% and reduce error rates by 30 to 50%. Our primary software product, Voxware 3, offers multiple languages so companies can leverage non-native speaking workers.

     What is the going-private transaction?

     The reverse stock split is part of a plan to make Voxware a non-SEC reporting company. On October 4, 2010, the Company commenced a self-tender offer for shares of the Company’s common stock, at a per share purchase price of $1.00. The tender offer expired at 5:00 p.m. on November 4, 2010. The Company purchased [______] shares of common stock tendered during the offer for an aggregate purchase price of $[_______]. The tender offer and the reverse stock split are sometimes collectively referred to in this document as the “going-private transaction.”

     See “Special Factors — Purpose of and Reasons for the Going-Private Transaction” and “Special Factors — Effects of the Going-Private Transaction.”

What is the purpose of the going-private transaction?

     The purpose of the going-private transaction is to reduce the number of stockholders in order to deregister our shares under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), cease our public reporting and filing obligations and ensure that we will not in the future exceed SEC registration thresholds that would again cause us to be required to register under the Exchange Act.

What are the reasons for the going-private transaction?

     Our compliance costs for being a publicly traded company were approximately $505,000 in our last fiscal year, and we expect those costs to increase. In addition to these substantial costs, there is a substantial burden on management to comply with SEC rules and regulations.

     Despite this high cost of remaining public, our stockholders have received very little benefit from Voxware’s status as a reporting company. There is a very limited trading market for our stock, especially for sales of larger blocks.

     We believe the first part of the going-private transaction, the recently completed tender offer, provided our larger stockholders the opportunity to liquidate their holdings in Voxware and receive a premium over recent market prices, without incurring any discounts due to the low trading volume of Voxware’s common stock, and provided our smaller stockholders the opportunity to liquidate their holdings at a premium over market prices, without incurring brokerage commissions.

     As a result of the tender offer, we now have approximately [____] beneficial holders of our common stock. As a result, we believe that the reverse stock split is now the most attractive and viable option for converting the Company from a public reporting company to a privately-held, non-reporting company, as compared to other alternatives.

     For a detailed description of factors considered in determining whether to proceed with the going-private transaction, see “Special Factors — Purpose of and Reasons for the Going-Private Transaction,” “Special Factors–Effects of the Going-Private Transaction” and “Special Factors–Fairness of the Going-Private Transaction.”

What do the Voxware board of directors and special committee think about the going-private transaction?

Each of the special committee and the board of directors have determined that the going-private transaction is substantively and procedurally fair to unaffiliated stockholders of Voxware, whether such stockholders are cashed-out after the going-private transaction, or remain stockholders, and that the going-private transaction is in the best interests of Voxware and its stockholders, including unaffiliated stockholders whether such stockholders are cashed-out after the going-private transaction, or remain, stockholders.

     The special committee and the board of directors considered a number of factors in reaching its determinations, including:
  The opinion delivered to the special committee by CBIZ, the special committee’s financial advisor, that as of the date of the opinion, the consideration to be paid by Voxware to the holders of shares of our common stock who tender shares in the tender offer, the same amount to be paid to those stockholders who would otherwise hold only fractional share interests immediately after the reverse stock split (taken together as a whole) is fair, from a financial point of view, to such holders (other than affiliates of Voxware).

  The fact that smaller stockholders cashed out after the reverse stock split will receive a premium over recent market prices at the time of the approval of the cash-out price, without incurring brokerage commissions.

  The fact that stockholders who wish to remain stockholders after the reverse stock split may do so by accumulating at least 5,000 shares of common stock in a single account prior to the effective date of the reverse stock split.
     See “Special Factors — Fairness of the Going-Private Transaction.”

What are the advantages of the going-private transaction?

     In addition to purchasing from smaller stockholders our stock at a premium to market prices prior to commencement of the going-private transaction, there will be other advantages to the going-private transaction, including:
  By completing the tender offer, deregistering our shares and eliminating our obligations under the Sarbanes-Oxley Act and our periodic reporting obligations under the Exchange Act, we expect to save in excess of $400,000 per year.

  We will also save the significant amount of time and effort expended by our management on the preparation of SEC filings and in compliance with the Sarbanes-Oxley Act.
     See “Special Factors — Purpose of and Reasons For the Going-Private Transaction” and “Special Factors — Fairness of the Going-Private Transaction.”

What are the disadvantages of the going-private transaction?

     There are certain disadvantages to stockholders in the going-private transaction, including the following:
  Cashed-out stockholders will no longer have any ownership interest in the Company and will no longer participate in our future earnings and growth.

  The reduction in publicly available information about us that will result from going public.

  Our shares will no longer be quoted on the Pink Sheets and we will deregister our common stock under the Exchange Act. Therefore there will be no trading market for our common stock and continuing stockholders may potentially experience a significant decrease in the value of their common stock.

  We will no longer be subject to the provisions of the Sarbanes-Oxley Act and the liability provisions of the Exchange Act will apply on a more limited basis.

  Our executive officers, directors and 10% stockholders will no longer be required to file reports relating to their transactions in our common stock with the SEC. In addition, our executive officers, directors and 10% stockholders will no longer be subject to the recovery of profits provision of the Exchange Act, and persons acquiring 5% of our common stock will no longer be required to report their beneficial ownership under the Exchange Act.

  The cost of payment to stockholders tendering their shares in the tender offer was approximately, $[____], we estimate that the cost of payment to stockholders who are cashed out in the reverse stock split will be $[____] and the professional fees and other expenses incurred in the going-private transaction will total approximately $[____]. As a result, immediately after the going-private transaction, our cash balances on hand will be reduced by these costs incurred.

  Under Delaware law, our certificate of incorporation and our bylaws, no appraisal or dissenters’ rights are available to our stockholders who do vote in favor of the reverse split proposal.
     See “Special Factors — Fairness of the Going-Private Transaction” and “Special Factors — Our Plans After the Going-Private Transaction.”

What are the potential conflicts of interests of our executive officers and directors?

     Our directors and executive officers may have interests in the going-private transaction that are different from your interests as a stockholder. As of November 10, 2010, our directors and officers as a group beneficially held [_________] shares of our common stock, including [_________] shares exercisable or convertible within 60 days of November 10, 2010, or approximately [____]%, of the issued and outstanding shares of Voxware common stock. See “Schedule I — 2. Principal Stockholders.”

     Our executive officers, certain of our directors and our largest stockholders (including Edison Venture Fund, Cross Atlantic Technology Fund and Scorpion Nominees Limited) have previously entered into Standstill and Voting Agreements whereby such parties agreed that they would not tender shares in the tender offer and would vote affirmatively for the reverse stock split. Upon the effectiveness of the tender offer, and the reverse stock split, if any, while the aggregate number of shares of our common stock owned by our executive officers and directors will not change, their ownership percentage of outstanding shares will increase. We believe approximately [_________] shares, or [___]%% of the total outstanding shares, will be cashed out in the tender offer and reverse split. Therefore, the percentage of shares beneficially owned by executive officers and directors immediately after the going-private transaction, including shares exercisable upon exercise of options and warrants, would be increased from approximately [___]% to [___]%.

     As of November 10, 2010, (a) Joseph A. Allegra, chairman of the board of directors and a general partner of Edison Venture Fund, beneficially owns [_____]shares of common stock, including (i) [_____]shares of common stock and [_____]shares of common stock issuable upon the exercise of warrants owned by Edison Venture Fund V, L.P.; and (ii) [_____]shares of common stock issuable upon the exercise of stock options issued to Mr. Allegra; (b) Donald R. Caldwell, a member of the board of directors and chairman and chief executive officer of Cross Atlantic Capital Partners Inc., beneficially owns [_____]shares of common stock, including (i) [_____]shares of common stock and [_____]shares of common stock issuable upon the exercise of warrants owned by Cross Atlantic Technology Fund II, L.P., and [_____]shares of Common Stock and [_____]shares of common stock issuable upon exercise of common stock warrants held by Co-Investment Fund II, L.P. ; and (ii) [_____]shares of common stock issuable upon the exercise of stock options issued to Mr. Caldwell; and (c) James L Alexandre beneficially owns [_____]shares of common stock and [_____]shares of common stock issuable upon the exercise of stock options. Our directors, Messrs. Cohen, Olanoff and Simbari, do not directly own any shares of the Company’s common stock, but do beneficially own [_____], [_____]and [_____]shares of common stock respectively. Our executive officers, Scott J. Yetter, President and Chief Executive Officer; William G. Levering, III, Vice President and Chief Financial Office; Charles K. Rafferty, Vice President and General Manager, North American Operations, Stephen J. Gerrard, Vice President, Marketing and Strategic Planning; and Krishna Venkatasamy, Vice President, Product Strategy and Management, each beneficially own [_____], [_____], [_____], [_____]and [_____]shares of common stock respectively.

     The following table represents the increase in their percentage of outstanding shares that will result from the going-private transaction, assuming approximately [___]%% of the total outstanding shares are tendered or cashed-out, including in the reverse split, and consummation of the Series A Transaction (described below):

	Before	After
Edison Venture Fund V, L.P.	%	%
Cross Atlantic Technology Fund Entities	%	%
Scorpion Nominees Limited	%	%
Scott J. Yetter	%	%
William G. Levering	%	%
Charles K. Rafferty	%	%
Stephen J. Gerrard	%	%
Krishna Venkatasamy	%	%

     On September 17, 2010, we entered into a Securities Purchase Agreement with the Co-Investment Fund pursuant to which the Co-Investment Fund, (subject to certain closing conditions and to be held contemporaneously with the closing of this Offer and the closing of the proposed reverse split, if any), shall purchase up to 1,956,522 shares of our newly created Series A Non-Participating Convertible Preferred Stock at a purchase price of $1.15 per share and three (3) year warrants to purchase shares of common stock with an exercise price of $1.00 per share (the “Series A Transaction”). The minimum aggregate purchase in the Series A Transaction is $1,250,000, with a maximum up to $2,250,000 in the aggregate. Proceeds from the Series A Transaction will be used for this Offer, the potential reverse split, if necessary, and matters related thereto.

      See “Special Factors — Interests of Directors and Executive Officers; Potential Conflicts of Interest; Transactions and Arrangements Concerning Shares,” “Special Factors — Our Plans After the Going-Private Transaction,” and “Schedule I — 2. Principal Stockholders.”

What happens to stockholders in the reverse stock split?

Hypothetical Scenario	Result of Reverse Stock Split
You hold less than 5,000 shares of common stock in your account prior to the reverse stock split.	Instead of receiving a fractional share of common stock immediately after the reverse stock split, your shares will be converted into the right to receive cash in a per share price of $1.00 per share, based on the number of shares held prior to the reverse split.

NOTE: If, as in this example, you owned less than 5,000 shares but wanted to continue your investment in Voxware, you can, prior to the effective date of the reverse stock split, buy enough shares such that you own in excess of 5,000 shares, and hold them in your account. To do this, you need to act far enough in advance of the reverse stock split so that the purchase is completed and the additional shares are credited in your account by the close of business on the effective date.

Hypothetical Scenario	Result of Reverse Stock Split
You have two separate record accounts. As of the effective date of the reverse stock split, you hold 2,500 shares of common stock in one account and 2,500 shares of common stock in the other. All of your shares are registered in your name only.	As described above, you would receive cash payments equal to the cash-out price of your common stock in each record account instead of receiving fractional shares. In this case, you would receive two checks totaling $5,000=(2,500 x $1.00 + 2,500 x $1.00).

NOTE: If instead you wanted to continue your investment in Voxware, you should consolidate or transfer your two record accounts prior to the effective date into one account of shares of common stock. To do this, you need to act far enough in advance of the reverse stock split so that the consolidation or the purchase is completed by the close of business on the last trading day prior to the effective date of the reverse stock split.

You hold 5,000 shares of common stock as of the effective date.	After the reverse stock split, you will hold 1 share of common stock.

You hold at least 5,000 shares (or more) of common stock in a brokerage account as of the effective date.	Voxware intends for the reverse stock split to treat stockholders holding common stock in street name through a nominee (such as a bank or broker) in the same manner as stockholders whose shares are registered in their names. Nominees will be instructed to effect the reverse stock split for their beneficial holders. However, nominees may have different procedures and stockholders holding common stock in the street name should contact their nominees.

     See “Special Factors — Effects of the Going-Private Transaction” and “Proposal #1 — The Reverse Stock Split — Summary and Structure of the Reverse Stock Split.”

What vote is required to approve the reverse stock split and the adjournment?

	Vote Required:	Effect of abstention and broker non-vote
Proposal 1: Reverse 1 – for – 5,000 reverse stock split	The approval of Proposal 1 requires the affirmative vote of at least a majority of the shares of common stock entitled to vote at the special meeting.	Abstentions and broker non-votes will be counted for the purpose of determining if a quorum is present, but will not be included as a vote cast with respect to Proposal 1. Therefore, abstentions and broker non-votes will have the effect of a vote “AGAINST” Proposal 1.

Proposal 2: Adjournment or postponement of the special meeting to solicit more proxies	The approval of Proposal 2 requires the affirmative vote of at least a majority of the shares of common stock present in person or represented by proxy at the special meeting.	Abstentions and broker non-votes will not affect the outcome of the vote regarding Proposal 2.

     See “Special Factors — Vote Required for Approval of the Reverse Stock Split at the Special Meeting,” “Proposal #1 — The Reverse Stock Split — Summary and Structure of the Reverse Stock Split” and “Proposal #2 — Adjournment.”

How does our board of directors recommend that I vote on the reverse stock split?

      In summary, the board unanimously recommends a vote for the proposal to effect the reverse stock split. Unless you give other instructions on your proxy card, the persons named as proxyholders on the proxy card will vote in accordance with the recommendations of the board of directors.

      If any other matter is presented for a vote of the stockholders at the special meeting, then your proxyholder will vote your shares, as recommended by the board of directors or, if none, in accordance with his or her best judgment. At the time this proxy statement was printed, we knew of no matters that are expected to be acted upon at the special meeting, other than those discussed in this proxy statement.

      See “Proposal #1 — The Reverse Stock Split — Board Recommendation” and “Proposal #2 — Adjournment – Board Recommendation.”

What are the U.S. federal income tax consequences of the reverse stock split?

      A stockholder who receives no cash payment as a result of the reverse stock split will not recognize any gain or loss for United States federal income tax purposes. A stockholder who receives a cash payment for a fractional share of our common stock as a result of the reverse stock split and who does not continue to own our shares, actually or constructively, immediately following the reverse stock split, will recognize capital gain or loss for United States federal income tax purposes, equal to the difference between the cash received for the common stock and the aggregate adjusted tax basis in such stock. Please see the section entitled “Special Factors — Material Federal Income Tax Consequences” for further information.

How many votes do I have?

      Each share of our common stock that you own entitles you to one vote.

How do I vote?

      You may vote in person at the meeting or by signing and mailing your proxy card. If you hold your shares through a broker, you also may be able to vote your shares on the Internet or by telephone. If applicable, detailed instructions for Internet and telephone voting are attached to your proxy.

How do I vote by proxy?

     Whether you plan to attend the special meeting or not, we urge you to complete, sign and date the enclosed proxy card and to return it promptly in the envelope provided. Returning the proxy card will not affect your right to attend the special meeting and vote at the special meeting.

     If you properly fill in your proxy card and send it to us in time, then your “proxyholder” (one of the individuals named on your proxy card) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your proxyholder will vote your shares as recommended by our board of directors.

May I revoke my Proxy?

     If you give us your proxy, you may revoke it at any time before it is exercised. You may revoke your proxy in any one of the following ways:
  You may send in another proxy with a later date;

  If applicable, you may vote either via the Internet or by telephone at a later date;

  You may notify our secretary in writing before the special meeting that you have revoked your proxy; or

  You may vote in person at the special meeting.
How do I vote in person?

     The special meeting will be held at 9:00 a.m., Eastern Standard Time, on December 6, 2010, at the Company’s corporate offices at 300 American Metro Boulevard, Suite 155, Hamilton, New Jersey 08619. You need not attend the special meeting in order to vote.

     If you plan to attend the special meeting and vote in person, then we will give you a ballot when you arrive. However, if your shares are held in the name of your broker, bank or other nominee, then you must bring an account statement or letter from the nominee indicating that you were the beneficial owner of the shares at the close of business on November 16, 2010, the record date for voting.

People with disabilities

     If you have a disability, we can provide reasonable assistance to help you participate in the special meeting if you tell us about your disability and your plan to attend. Please notify the secretary of Voxware in writing at least three (3) days before the special meeting if you desire such assistance.

Is voting confidential?

     We will keep all the proxies, ballots and voting tabulations private. We allow only our inspector of elections to examine these documents. We will not disclose your vote to management unless it is necessary to meet legal requirements. We will, however, forward to management any written comments you make on the proxy card or elsewhere.

What are the costs of the going-private transaction and soliciting these proxies?

     We will pay all of the costs of soliciting these proxies. Solicitation of proxies will be made principally through the mail, but our officers and employees may also solicit proxies in person or by telephone, fax or email. We will pay these employees and officers no additional compensation for these services.

     In addition we have retained The Registrar and Transfer Company to act as our information agent and depository in connection with the going-private transaction. The Registrar and Transfer Company, as information agent, may contact stockholders by mail, telephone, facsimile, telex, telegraph, other electronic means, and personal interviews, and may request brokers, dealers, commercial banks, trust companies and other nominee stockholders to forward materials relating to the offer to beneficial owners. The Registrar and Transfer Company will receive reasonable and customary compensation in connection with the going-private transaction.

     No fees or commissions will be payable by us to brokers, dealers, commercial banks or trust companies (other than fees to the parties described above) for soliciting tenders of shares under the offer. Stockholders holding shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs are applicable if stockholders tender shares through such brokers or banks and not directly to the depositary. We, however, upon request, will reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling expenses incurred by them in forwarding the offer and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as our agent or as an agent of the information agent or the depositary for purposes of the offer.

     The estimated costs and fees to be paid by us in connection with the going-private transaction, including with respect to the Series A Transaction, are as follows:

Financial advisor fees	$
Accounting fees
Legal fees
Printing and mailing expenses
Out-of-pocket and miscellaneous
Total

What constitutes a quorum for the meeting?

     The presence, in person or by proxy, of the holders of a majority of the outstanding shares of our common stock is necessary to constitute a quorum at the meeting. On the record date, there were [_______] shares outstanding and entitled to vote. Thus, [________] shares must be represented by stockholders present at the special meeting in person or by proxy in order for there to be a quorum for the meeting. Votes of stockholders of record who are present at the meeting in person or by proxy, abstentions, and broker non-votes are counted for purposes of determining whether a quorum exists.

Will I have appraisal or dissenter’s rights in connection with the going-private transaction?

     No. Under Delaware law, you do not have appraisal or any other dissenters’ rights whether or not you vote for the reverse stock split.

     See “Special Factors — Unavailability of Appraisal or Dissenters’ Rights.”

Should I send in my share certificates now?

     No. If the reverse stock split is approved, our transfer agent will send you written instructions for exchanging your share certificates.

How do I ensure my vote is counted?

     To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the special meeting in person. Most stockholders have three options for submitting their vote: (1) via the Internet (please see your proxy card for instructions), or (2) by phone (please see your proxy card for instructions), or (3) by mail, using the enclosed paper proxy card. When you vote via the Internet or by phone, your vote is recorded immediately. We encourage our stockholders to vote using these methods whenever possible. If you attend the special meeting, then you also may submit your vote in person, and any previous votes that you submitted, whether by Internet, phone or mail, will be superseded by the vote that you cast at the special meeting.

SPECIAL FACTORS

Purpose of and Reasons for the Going-Private Transaction

     We were organized in August 1993 under the laws of the State of Delaware. We have been subject to the reporting requirements of the Exchange Act since our initial public offering on October 30, 1996. The costs to comply with regulatory requirements are a significant overhead expense. These costs include professional fees for our independent registered public accounting firm and corporate counsel, printing and mailing costs, internal compliance costs and transfer agent costs. These and other costs related to SEC registration have increased significantly, and we believe they will continue to do so, particularly as a result of the additional reporting and disclosure obligations imposed on public corporations by the Sarbanes-Oxley Act of 2002. Our estimated Exchange Act compliance costs amounted to approximately $505,000 in the fiscal year ended June 30, 2010.

     Our board of directors determined that the recurring expenses, along with the burden on management, required for compliance with SEC rules and regulations is not cost efficient for Voxware. In addition, most of the requirements of the Sarbanes-Oxley Act are now effective and applicable to the Company, and the Company has implemented controls and procedures which comply with those requirements. However, the ongoing costs associated with being a public company are expected to increase in our next fiscal year and are estimated to be $525,000. The going-private transaction is being made at this time as part of our initiative to eliminate those costs that we incur as a result of having our securities registered under the Exchange Act.

     Historically, there has been a very limited trading market in our common stock. Because of this, the board of directors believes that the holders of our securities derive little benefit from Voxware’s status as a SEC reporting company.

     Given these various factors, the board of directors concluded that being a private company would allow management the increased flexibility and time to consider and initiate actions that may produce long-term benefits and growth without the pressure and expectation to produce short-term quarterly earnings per share.

     Since the initial public offering, our common stock has been registered under the Exchange Act, and we have been subject to the reporting and proxy requirements of the Exchange Act. The common stock must remain registered, and we must follow these requirements, so long as there are 300 or more holders of record of the common stock.

     The purpose of the going-private transaction is to provide liquidity to stockholders at a price that is a premium to recent market prices for our stock, and to substantially reduce the number of Voxware beneficial stockholders in order to deregister our shares under the Exchange Act and cease our public reporting and filings. Upon completion of the going-private transaction, the board of directors intends to deregister our common stock with the SEC and become a private company.

     Our reasons for proposing a going-private transaction include:
  The significant cost savings that we expect to realize as a result of the termination of the registration of our common stock under the Exchange Act. For the fiscal year ended June 30, 2010, we spent an estimated $505,000 on costs solely related to being an SEC reporting company.

  The fact that, due to the limited liquidity and low market price of our common stock, we and our stockholders have not realized many of the benefits associated with being a publicly-traded company, such as enhanced stockholder value, stock liquidity, business credibility and the ability to use company stock as currency for acquisitions.

  The additional savings in terms of our management’s and employees’ time that will no longer be spent preparing the periodic reports required under the Exchange Act and managing stockholder relations and communications.

  The ability of large stockholders to liquidate their holdings in Voxware and receive a premium over recent market prices at the time of approval of the cash-out price, without incurring any discounts due to the low trading volume of Voxware’s common stock.

  The ability of small stockholders to liquidate their holdings in Voxware and receive a premium over recent market prices at the time of the approval of the cash-out price, without incurring brokerage commissions.

  The decrease in expenses resulting from no longer being required to service a relatively large number of stockholders holding small positions in our common stock.

  The reduced accounting and legal fees associated with having our financial statements reviewed on a quarterly basis and audited on an annual basis.

  The reduced premiums for our directors’ and officers’ insurance policies as a result of Voxware no longer being a publicly traded company.

  The ability to control the dissemination of certain business information, which is currently disclosed in our periodic reports and, accordingly, made available to our competitors, vendors, customers and other interested parties, potentially to our detriment.

  The ability to gain greater operational flexibility by being able to focus on long-term growth without an undue emphasis on short-term fluctuations in the market price of our common stock.

Background

     On numerous occasions over the past five (5) years the Company has explored a number of transactions in response to the Company’s poor market position, including equity/debt financings, going-private, mergers and acquisitions and expense reductions. In evaluating the various alternatives available to the Company, the board of directors reviewed the current and future business opportunities that the Company intends on pursuing in the voice recognition industry, the competitive landscape in such industry, the future projected growth potential, product and feature comparisons, the time and capital required to exploit these commercial opportunities and the potential rewards available to the Company’s stockholders as a result of the Company’s pursuit of these opportunities. Although not previously economically viable, the board of directors of the Company believes that if the Company goes private and pursues its commercial opportunities in the voice recognition industry without the costs and administrative burdens of continuing to be an SEC reporting company, then the Company can produce for ongoing stockholders a better return than if the Company continues as a public company.

     In March 2010, corporate counsel was asked to advise management and the board of directors about going-private transactions. Corporate counsel advised that if the Company had fewer than 300 stockholders of record, then the Company could deregister its common stock and thereby not be subject to the Exchange Act reporting requirements and could delist from the NASDAQ Capital Market and ensure that the shares would not be traded on the OTC Bulletin Board (sometimes referred to as “going dark”). At that time, the Company had approximately 148 stockholders of record and approximately 2,925 beneficial owners. Although the number of record holders of the Company was and is now low enough to deregister and delist, the large number of record holders that hold the shares for the benefit of third parties (for example, an investment advisor holding for multiple beneficial owners) leaves open the possibility of substantial increases in the number of record owners if one of those record holders elects to distribute the shares that it holds to the underlying beneficial owners. If the number of record holders were to increase above 300, the Company could again become subject to Exchange Act reporting requirements. In light of this information, management and the board of directors began to consider alternative means to reduce the Company’s stockholder base to below 300 beneficial stockholders which they believed would significantly reduce the possibility that future distributions or transactions by beneficial stockholders would result in the number of record stockholders increasing to above 300. Consequently, the board of directors requested that management begin gathering information on the possibility of reducing the number of beneficial holders of the Company’s common stock to fewer than 300.

     In April of 2010, management worked to outline various methods by which the Company could reduce the number of record holders and beneficial holders of the Company’s common stock and the various conditions under which such a transaction could occur under Delaware law and SEC rules and regulations.

     On May 24, 2010 we were notified by NASDAQ that we did not satisfy NASDAQ Marketplace Rule 4310(c)(2)(B) for continued listing on the NASDAQ Capital Market, which requires that we maintain minimum stockholder’s equity of $2,500,000 or $35,000,000 market value of listed securities or $500,000 of net income from continuing operations for the most recently completed fiscal year or two of the three most recently completed fiscal years. To facilitate NASDAQ’s review of our listing status, we provided NASDAQ with our plan to achieve and sustain compliance with the NASDAQ Capital Market listing requirements, including the time frame for completion of the plan.

     On May 27, 2010, during a regularly scheduled meeting of the board of directors, management made a comprehensive presentation regarding the strategic plan for the Company, including an analysis of the Company’s product direction, market opportunity, the Company’s target market and current and potential competitors. The board of directors reviewed the strategic plan and discussed potential strategic opportunities.

     Management then presented the board of directors with a going-private presentation which included an analysis of the burdens and benefits resulting from the Company’s status as a public company and the alternatives to remaining listed on the NASDAQ Capital Market, as well as a variety of structures for proceeding with a going-private transaction, including a reverse stock split and a self-tender offer. The board of directors discussed the likelihood of having fewer than 300 beneficial stockholders under each of the going-private transaction structures. Corporate counsel then discussed the fiduciary duties of the board of directors to the stockholders of the Company. The board of directors also received information from the Company’s counsel regarding the implications and requirements under the federal securities laws applicable to various corporate transactions with a going-private component.

     Donald R. Caldwell, a member of the board of directors and the chairman and chief executive officer of Cross Atlantic Technology Fund, indicated Cross Atlantic Capital Partners Inc., and/or its affiliate the Co-Investment Fund II, L.P., may be interested in funding the Company’s going-private transaction. The board of directors took note of Mr. Caldwell’s interest and suggested that a formal proposal be presented to the board of directors.

     After considering all the alternatives that had been presented, and Mr. Caldwell’s indication of interest, the board of directors authorized management of the Company to seek bids from potential investment banks and valuation firms concerning the valuation of the Company, as well as a potential fairness opinion in the event the Company proceeds with a potential going-private transaction. The board of directors also indicated an interest in structuring the going-private transaction as an issuer tender offer followed by a reverse stock split, if such reverse stock split is necessary to reduce the number of beneficial holders of the common stock of the Company to below 300.

     A discussion also took place regarding procedural safeguards which could be put in place to assure that any going-private transaction would be fair to the Company’s stockholders. As a result of this discussion, the board of directors established a special committee comprised solely of independent directors to investigate the feasibility of a going-private transaction and that such special committee be authorized to act on behalf of the board of directors of the Company. The board of directors then appointed Robert Olanoff, James L. Alexandre and David G. Simbari to serve on the special committee. Mr. Olanoff was elected chairman of the special committee.

     The special committee was authorized to engage the services of an appropriate financial advisor to assist the special committee in determining an appropriate going-private transaction structure and the price to be paid to stockholders who would receive cash in a proposed transaction and independent counsel (if deemed necessary by the special committee). In addition, the special committee was, at all times, free to recommend the adoption of additional procedural protections if it deemed the adoption of such additional protections necessary or advisable to ensure the fairness of any proposed transaction.

     On June 15, 2010, the Co-Investment Fund II, L.P., an affiliate of Cross Atlantic Technology Partners Inc. (the “Co-Investment Fund”), submitted to management and the special committee, for discussion purposes only, a non-binding term sheet concerning a possible equity investment in Voxware after completion of a going-private transaction. Preliminary terms and transaction structure were included, but were subject to the Co-Investment Fund’s further due diligence.

     On June 21, 2010, the special committee engaged the services of CBIZ Valuation Group, LLC as its independent financial advisor (“CBIZ”).

     Between June 15, 2010 and June 20, 2010, the special committee and management reviewed and considered the terms and conditions contained in the Co-Investment Fund’s non-binding term sheet. During this period of time, members of the special committee and management engaged in discussions and negotiations with the Co-Investment Fund concerning such terms and conditions. The parties agreed to continue reviewing and discussing the potential transaction.

     On July 9, 2010, CBIZ delivered to the special committee a preliminary financial analysis of the Company. The special committee then scheduled a meeting to review and discuss the report with CBIZ.

     On July 19, 2010, the special committee met telephonically with members of CBIZ to review and discuss the preliminary financial analysis of the Company. William Levering, the Company’s Vice President and Chief Financial Officer, was also present for the meeting. The special committee reviewed and discussed the financial projections used by CBIZ and provided by Company management and the three valuation methodologies used to evaluate each financial projection. The special committee then discussed the range for the valuation of the Company and potential tender offer premiums above such range.

     Following their discussion, CBIZ and Mr. Levering left the meeting and the special committee reviewed their fiduciary duties to the Company and its stockholders. The special committee then discussed process and timing for a going-private transaction.

     On July 21, 2010, the Co-Investment Fund delivered to management and the special committee a second-revised non-binding term sheet for a proposed equity investment reflecting the recent negotiations and discussions with the special committee and management.

     On July 22, 2010, the board of directors held a scheduled meeting to discuss, among other things, Voxware’s preliminary quarter and year end results, the status of Voxware’s audit, as conducted by Voxware’s independent registered public accounting firm, and Voxware’s preliminary fiscal year 2011 business and financial plan. At the meeting, members of the special committee provided the board of directors with a update concerning the financial analysis of the Company provided by CBIZ. The board of directors then discussed the terms and conditions contained in the second revised non-binding term sheet submitted by the Co-Investment Fund. The board of directors also discussed the process and timing of a going-private transaction.

     Following the board of directors meeting, the special committee held a meeting to continue discussions concerning the CBIZ financial analysis and the second revised non-binding term sheet from the Co-Investment Fund. The members of the special committee agreed that the terms and conditions of the second revised non-binding term sheet were not acceptable and further discussions and negotiations were required.

     On July 23, 2010, the special committee contacted the Co-Investment Fund to discuss and negotiate the terms contained in the second revised non-binding term sheet. The Co-Investment Fund agreed to consider the special committee’s comments and respond back.

     On July 27, 2010, the special committee held a meeting to discuss and review recent conversation with the Co-Investment Fund and the status of negotiations. The special committee also discussed recent conversations among special committee members and CBIZ concerning valuation methodologies for Voxware as they related to the potential going-private transaction, as well as the potential equity investment by Co-Investment Fund. Following the meeting, the special committee again contacted the Co-Investment Fund to further discuss and negotiate the terms contained in the second revised non-binding term sheet.

     Between July 30, 2010 and August 16, 2010, the Co-Investment Fund performed an economic valuation of the Company in order to refine its offer for an equity investment following a going-private transaction.

     On August 2, 2010, we received a letter from NASDAQ informing us that we did not comply with NASDAQ Marketplace Rule 5550(a)(2), which requires companies listed on the NASDAQ Capital Market to maintain a minimum bid price of $1.00 per share. Under NASDAQ Marketplace Rule 5810(c)(3)(A), we have a grace period of 180 calendar days, or until January 31, 2011, in which to regain compliance. If at anytime during this grace period the bid price of our common stock is $1.00 per share or more for a minimum of ten consecutive business days, NASDAQ will provide us with written confirmation of regained compliance.

     On August 17, 2010, the Co-Investment Fund delivered to the special committee and management a third revised non-binding term sheet for a proposed equity investment. Both the special committee and management reviewed the revised non-binding term sheet and discussed its proposed terms and conditions. With the input of counsel, the special committee revised the third revised non-binding term sheet and provided its comments and suggestions to the Co-Investment Fund for consideration.

     On August 24, 2010, the Co-Investment Fund delivered to the special committee and management a fourth revised non-binding term sheet for a proposed equity investment. Both the special committee and management reviewed the revised non-binding term sheet and discussed its proposed terms and conditions.

     On August 25, 2010, the special committee held a telephonic meeting to formally discuss and review the fourth revised non-binding term sheet. After discussion, the special committee authorized Robert Olanoff, on behalf of the special committee, to accept the terms and conditions contained in the fourth revised non-binding term sheet. The term sheet was agreed upon by the parties on August 25, 2010 and the parties immediately began negotiating and drafting definitive documentation.

     Between August 25, 2010 and September 2, 2010, the parties negotiated and drafted the definitive documentation governing the proposed equity investment by the Co-Investment Fund.

     On September 2, 2010, we received a determination from the Listing Qualifications Department of NASDAQ that our request for continued listing on the NASDAQ Capital Market was denied. As a result, our common stock was suspended from trading at the opening of business on September 13, 2010, and a Form 25-NSE was filed with the Securities and Exchange Commission which removed the Company’s securities from listing on the NASDAQ Capital Market. We currently expect that during the tender offer, and any reverse split, the Company’s common stock will be quoted on the Pink Sheets under the ticker symbol “VOXW.PK.”

     Pursuant to a letter agreement dated September 3, 2010, the special committee of the board of directors of Voxware engaged CBIZ Valuation Group, LLC to render a fairness opinion in connection with its role as financial advisor to the special committee in connection with its consideration of the tender offer.

     At a meeting of the special committee on September 8, 2010, the special committee, after receiving the opinion of CBIZ, approved the tender offer and reverse stock split described in this document and approved in principle the proposed equity investment by the Co-Investment Fund. In connection with that approval, the special committee considered, among other factors, the following:
  That the going-private transaction will (i) provide through the tender offer liquidity at a premium for large stockholders who, due to the Company’s current trading volume, otherwise would likely be unable to liquidate significant share positions without creating substantial pricing downside pressure on the market price of the Company’s common stock, (ii) provide small stockholders the opportunity to liquidate their holdings and receive a premium over recent market prices without incurring brokerage commissions, and (iii) by disclosing the Company’s intention to effect the reverse stock split, allow holders of fewer than 5,000 shares in a single account sufficient time to either acquire enough shares of common stock or consolidate accounts to preserve a continuing equity position in the Company following the reverse stock split.

  The consideration to be received by the Company’s stockholders in the tender offer is fair, from a financial point of view, to such stockholders.

  The significant cost savings, estimated to be at least $400,000 per year, that the Company is expected to realize as a result of going-private.

  The fact that, due to the limited liquidity and low market price of the Company’s common stock, neither the Company nor its stockholders have realized many of the benefits usually associated with being a publicly traded company, such as enhanced stockholder value, stock liquidity, analyst coverage, business credibility and the ability to use Company stock as currency for acquisitions.

  The additional savings in the amount of the Company’s management and employee time that no longer will be devoted to preparing the periodic reports required of publicly traded companies under the Exchange Act and managing stockholder relations and communications.

  The additional monetary savings that the Company should realize from (i) no longer being required to service a relatively large number of stockholders holding small share positions in the Company’s common stock, (ii) the reduced accounting and legal fees associated with having the Company’s financial statements reviewed on a quarterly basis and audited on an annual basis, and (iii) the reduced premiums for the Company’s directors’ and officers’ insurance policies as a result of the Company no longer being a publicly traded company.

  The Company’s ability, as a private company, to control the dissemination of certain business information, which currently is required to be disclosed in the Company’s periodic reports and, accordingly, made available to the Company’s competitors, vendors, customers and other interested parties, potentially to the Company’s detriment.

  The Company’s ability, as a private company, to have greater operational flexibility by being able to focus on long-term growth without an undue concern for short-term fluctuations in the market price of the Company’s common stock.

     Between September 9, 2010 and September 17, 2010, management, the special committee and the Co-Investment Fund continued to refine the securities purchase agreement relating to the Co-Investment Fund’s investment in the Company.

     On September 17, 2010, the special committee approved the final form of the securities purchase agreement relating to the Co-Investment Fund’s investment in the Company and management, on behalf of Voxware, and the Co-Investment Fund executed the securities purchase agreement. In connection with the execution of the securities purchase agreement, our officers, certain directors and certain of our larger stockholders, including Edison Venture Fund, Cross Atlantic Technology Fund and Scorpion Nominees Limited, executed Standstill and Voting Agreements.

     On October 4, 2010, the Company commenced the self-tender offer for outstanding shares of the Company’s common stock at a price per share of $1.00.

     On October 13, 2010, after review of preliminary tender offer results through such date, the board of directors determined that it was in the best interest of the Company to recommend to the Company's stockholders that the Company's Amended and Restated Certificate of Incorporation, as amended, be amended to effect a 1-for-5,000 reverse split of the Company's common stock in order to consummate the proposed going-private transaction. In connection with that approval, the board of directors considered, among other factors, the following:
  The consideration to be received by the Company’s stockholders in connection with the reverse split is the same consideration received by stockholders tendering their shares in the tender offer.

  The significant cost savings, estimated to be at least $400,000 per year, that the Company is expected to realize as a result of going-private.

  The fact that, due to the limited liquidity and low market price of the Company’s common stock, neither the Company nor its stockholders have realized many of the benefits usually associated with being a publicly traded company, such as enhanced stockholder value, stock liquidity, analyst coverage, business credibility and the ability to use Company stock as currency for acquisitions.

  The additional savings in the amount of the Company’s management and employee time that no longer will be devoted to preparing the periodic reports required of publicly traded companies under the Exchange Act and managing stockholder relations and communications.

  The additional monetary savings that the Company should realize from (i) no longer being required to service a relatively large number of stockholders holding small share positions in the Company’s common stock, (ii) the reduced accounting and legal fees associated with having the Company’s financial statements reviewed on a quarterly basis and audited on an annual basis, and (iii) the reduced premiums for the Company’s directors’ and officers’ insurance policies as a result of the Company no longer being a publicly traded company.

  The Company’s ability, as a private company, to control the dissemination of certain business information, which currently is required to be disclosed in the Company’s periodic reports and, accordingly, made available to the Company’s competitors, vendors, customers and other interested parties, potentially to the Company’s detriment.

  The Company’s ability, as a private company, to have greater operational flexibility by being able to focus on long-term growth without an undue concern for short-term fluctuations in the market price of the Company’s common stock.
     On November 4, 2010, the Company’s self-tender offer expired. [___] shares of the Company’s common stock were tendered to and purchased by the Company for aggregate consideration of $[___].

Fairness of the Reverse Split as Part of the Going-Private Transaction

   Board of Directors Analysis

     The board of directors considered a number of factors, including the following, when determining whether the reverse stock split, following the Company’s self-tender offer, were fair and in the best interest of Voxware and all its stockholders, including its unaffiliated stockholders:

     The considerable costs associated with remaining a publicly traded company.
  The board of directors’ belief that the Company expects greater market opportunity if Voxware goes private.

  Our financial condition and results of operations, including our earnings per share and capital levels for the year ended June 30, 2010.

  The ability of large stockholders to liquidate their holdings in Voxware and receive a premium over recent market prices at the time of approval of the cash-out price, without incurring any discounts due to the low trading volume of Voxware’s common stock.

  The ability of small stockholders to liquidate their holdings in Voxware and receive a premium over recent market prices at the time of the approval of the cash-out price, without incurring brokerage commissions.

  The fact that our stockholders were able to participate in the Company’s self-tender offer by selling their shares or had the opportunity to participate in any future growth by purchasing additional shares following consummation of the offer and in anticipation of the reverse split.

  The fact that stockholders who are cashed out in the reverse stock split will receive at least $1.00 per share, the consideration paid in the self-tender offer.

  The reduction in the liquidity for our common stock following our termination of our Exchange Act registration and periodic reporting and the possible significant decrease in the value of the shares of common stock.

  The limited trading market for our common stock, including limited liquidity, relatively low prices and trading volume.

     Advantages of the Reverse Split as Part of the Going-Private Transaction

     The board of directors and special committee of the board of directors considered a number of factors, when determining whether the going-private transaction was substantively fair and in the best interest of Voxware and all of its stockholders, including its unaffiliated stockholders, including the following:
  The considerable costs associated with remaining a publicly traded company.

  The opinion delivered to the special committee by CBIZ, the special committee’s financial advisor, that as of the date of the opinion, the consideration to be paid by Voxware to the holders of shares of our common stock who tender shares in the tender offer, the same consideration paid to holders of fractional shares following the reverse stock split, is fair, from a financial point of view, to such holders. The full text of this written opinion delivered to the special committee, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached to the Company’s Schedule TO-I, filed with the SEC on October 4, 2010.

  Our financial condition and results of operations, including our earnings per share and capital levels for the year ended June 30, 2010.

  The fact that the self-tender offer was a voluntary transaction in which our stockholders were able to choose whether to participate.

  The ability of large stockholders to liquidate their holdings in Voxware during the tender offer or reverse stock split and receive a premium over recent market prices at the time of approval of the cash-out price, without incurring any discounts due to the low trading volume of Voxware’s common stock.

  The ability of small stockholders to liquidate their holdings in Voxware during the tender offer and receive a premium over recent market prices at the time of the approval of the cash-out price, without incurring brokerage commissions.

  The fact that stockholders who wish to remain stockholders after the reverse stock split may do so by accumulating at least 5,000 shares of common stock in a single account prior to the effective date of the reverse stock split.

  The limited trading market for our common stock, including limited liquidity, relatively low prices and trading volume.
     Disadvantages of the Reverse Split as Part of the Going-Private Transaction

     The board of directors and special committee of the board of directors also considered a number of negative factors that would result from the going-private transaction when determining whether the going-private transaction was substantively fair and in the best interest of Voxware and all of its stockholders, including its unaffiliated stockholders, including the following:
  Cashed-out stockholders will no longer have any ownership interest in the Company and will no longer participate in our future earnings and growth.

  The reduction in the liquidity for our common stock following our termination of our Exchange Act registration and periodic reporting and the possible significant decrease in the value of the shares of common stock.

  The reduction in publicly available information about us that will result from going-private.

  The lack of a trading market for our shares and the restricted liquidity that would result from becoming a private company.

  We will no longer be subject to the provisions of the Sarbanes-Oxley Act, the liability provisions of the Exchange Act or the oversight of the NASDAQ Capital Market.

  Our executive officers, directors and 10% stockholders will no longer be required to file reports relating to their transactions in our common stock with the SEC. In addition, our executive officers, directors and 10% stockholders will no longer be subject to the recovery of profits provision of the Exchange Act, and persons acquiring 5% of our common stock will no longer be required to report their beneficial ownership under the Exchange Act.

  Under Delaware law, our certificate of incorporation and our bylaws, no appraisal or dissenters’ rights are available to our stockholders who do not tender their shares in the tender offer or vote in favor of the reverse stock split.
     Alternatives

     The board of directors and special committee considered whether to pursue a sale of the Company. However, the board of directors and special committee determined that it was unlikely that stockholders holding sufficient shares to approve a sale transaction would actually vote. The board of directors and special committee concluded that (i) an acquirer is unlikely to assign significantly greater value to the Company than is being assigned to it by the public capital market, and (ii) there would be opposition to a sale from holders of a substantial number of outstanding shares, and in any event going-private likely would enable the Company to produce for ongoing stockholders a better return than would be provided if the Company merely were sold or liquidated.

     The board of directors and special committee considered whether to pursue a sale of all or substantially all of the Company’s assets. However, the board of directors and special committee determined that (i) there was substantial doubt that there would be sufficient stockholder support for such a sale, and (ii) in any such sale, it would be unlikely that the Company would realize an appropriate value for its assets by reason of general economic and market conditions.

     Conclusions of the Board of Directors

     For those stockholders who are cashed out after the reverse stock split (or tender shares in the self-tender offer) and are no longer stockholders, the board of directors and special committee have determined that such stockholders will receive a fair price for their shares. The board of directors and special committee have also determined that the transaction is fair to those stockholders who remain stockholders following the completion of the going-private transaction as (i) they will hold a higher percentage of the outstanding shares of the Company, and (ii) the potential upside to continued ownership is balanced by the loss in liquidity following completion of the “go private” transaction. The board of directors and special committee believes that the going-private transaction is fair and in the best interests of all stockholders, both cashed-out stockholders and continuing stockholders who will remain invested after the going-private transaction because of the going-private transaction structure, a voluntary tender-offer followed by the reverse stock split, is structured in a way that maximizes the voluntary nature of the transaction allowing every stockholder to choose to cash out their shares or subject to maintaining ownership of at least 5,000 shares in a single account at the effective time of the reverse stock split.

Our Plans After the Going-Private Transaction

     It is expected that following the going-private transaction, our business and operations will be continued substantially as they are currently being conducted by management.

Our Business

     Voxware operates within the materials handling technology subset of the larger supply chain market. Companies who operate warehouses in high cost-of-labor markets, where labor is often the largest cost component of the operation, such as North America and Europe, are constantly looking for ways to reduce overall operating cost by leveraging high technology. This objective drives investment in Automated Identification and Data Capture (AIDC) equipment, software, and services for the warehouse. Voice recognition technology, when implemented within the warehouse, is categorized as an AIDC solution.

     Increasingly, voice-directed work operations, where products must be handled manually – typically during the order fulfillment process – are seen as a warehousing “best practice” and, in some industries, a competitive necessity. This is due largely to the many documented deployments in which voice technology has delivered substantial and measurable increases in worker productivity and accuracy.

     Voice technology was originally pioneered in the foodservice and grocery markets, where products were often not identified with barcode labels, and therefore most warehouses employed manual or “paper” order picking techniques. Furthermore the use of refrigeration to store perishable products made the use of keyboards or paper to record information more difficult. Voice solutions enabled “hands-free” work, reducing errors and improving productivity. Having been proven in these markets, voice technology is now being adopted by a growing array of industries, including retail, consumer packaged goods, automotive parts, third-party logistics, publishing and wholesale distribution. Considered a technology for pioneering adopters 5 years ago, voice for the warehouse has now moved into the mainstream.

     Voice in the warehouse is a small segment of the overall AIDC market, which includes data capture technologies used in many industries beyond the warehouse or supply chain. Traditionally, leading market research firms have not measured the voice market for the warehouse separately from other AIDC market segments. Therefore, the Company must estimate market size and penetration based on information gathered from a variety of formal and informal sources, which today put the penetration of voice solutions at roughly 10% of enterprises for whom the technology is a viable operating option.

     However, many companies operate multiple warehouses, and while they may have implemented voice in one site, there can be a variety of reasons why the rollout to all sites has not been completed. Therefore, the penetration of voice to the addressable sites is less than 10%.

     There are over 1.3 million warehouses worldwide, with some 300,000 of them operated by larger companies with sizable workforces for whom voice technology offers substantial cost benefits. We believe that voice has penetrated less than 10% of these sites.

     Voxware therefore operates within an established market segment where companies have demonstrated a proven willingness to invest in voice recognition solutions, and market penetration is low enough to justify additional investment to grow our business and capture a larger share of the market.

     Company and Product Overview

     Voxware provides software for voice recognition solutions that direct the activities of the warehouse workforce. Warehouse workers, wearing headsets with microphones, speak back and forth to our voice applications. Since these workers can now work hands-free and eyes-up when performing a wide array of tasks such as picking, put away and receiving, worker productivity increases, errors are eliminated, and workplace accidents are curtailed. Our customers typically increase productivity from 10 to 30% and reduce error rates by 30 to 50%, which translates into major cost savings that accrue quickly. Our primary software product, Voxware 3, offers multiple languages so companies can leverage non-native speaking workers.

     Voxware 3 is a unique product in the supply chain market as it combines (1) a studio for designing and configuring voice solutions, (2) an open, standards-based environment and (3) a patented software technology for managing speech recognition within a web browser architecture. By using technology that leverages open, web-centric standards to integrate voice solutions within their overall information technology infrastructures with a system that is configurable and adaptable, our customers can respond to change rapidly, and are not locked-in to proprietary hardware or software architectures. Thus, we find our customers achieve benefits faster with less cost since they can implement our systems more rapidly with fewer resources.

     A complete voice recognition solution combines software, hardware and professional services. The primary focus and the core of our business is the software component of the solution. Customers may choose from a variety of certified hardware devices, manufactured by third party suppliers such as Intermec, LXE, and Motorola. Our customers may buy these devices from the manufacturers listed above, or Voxware as we are a VAR for these companies, or other VARs. Customers may also choose to have solutions delivered by receiving services from us or from our certified partners that also resell the Voxware solution. Therefore, the software that both enables voice recognition and also facilitates the creation of voice applications or workflows is the foundation of our business.

     We sell Voxware 3 primarily to large companies that operate warehouses and distribution centers. Our customers come from a variety of industry sectors, including food service, grocery, retail, consumer packaged goods, automotive parts, third-party logistics, publishing and wholesale distribution. Our technology has the ability to integrate easily with an external warehouse management system, or WMS.

     Our revenues are generated primarily from software license fees, maintenance fees, professional services and hardware products sales to both our end customers and Value Added Resellers, or VAR.

     Our sales are generated primarily by our own sales force working directly with the end users of the solution. Since our 2006 fiscal year, we have been transitioning from direct selling of custom solutions that included proprietary hardware and software to the sale, through both partners and direct channels, of productized, standards-based voice software that operates on open hardware platforms. Our transition to this sales approach and technology is an ongoing process that will accelerate in the future, with the implementation of the tender offer and investment described in this document.

     As part of our business transition, we stopped manufacturing our own proprietary hardware in 2006 and, instead, have partnered with major mobile computing equipment manufacturers such as Motorola, Inc. and LXE, Inc., a subsidiary of EMS Technologies, Inc. One implication of this strategy is that we expect the portion of our revenues associated with proprietary hardware sales to diminish as a percentage of total revenues over time as we transition to a software-centric business model. In addition, we expect that a greater percentage of our hardware revenues will be derived from the sales of accessories, rather than hardware units. However, we can provide no assurance as to the rate of this anticipated shift of revenue sources, and we expect such rate to continue to fluctuate form period to period.

     We have also developed partnerships with key VAR, and WMS companies, both in the United States and in international markets, who are incorporating our voice technology, most notably our Voxware 3 product, into their offerings. The first deliveries of solutions by partners to end customers occurred during fiscal year 2007.

     The recent deterioration of general worldwide economic conditions has negatively impacted certain vertical markets, including retail and food distribution, that are significant to our operations. As a result of these general economic conditions, our quarterly revenues in fiscal 2009 and fiscal 2010 were adversely affected. We cannot predict how long it will be before historic patterns of investment return to the AIDC market, if ever.

     Our Strategy

     Voxware’s business objective is to lead the mainstream wave of adoption of voice technology for the warehouse. Voice in the warehouse was pioneered by companies (including Voxware, at the time) who sold custom, one-of-a-kind software applications and proprietary hardware. We believe that a key buying criterion for the wave of mass adopters will be the existence of truly open, portable solutions that are driven by advanced, packaged software product offerings. This shift in buying preferences is not unique to the market for voice recognition in the warehouse, but is common to all widely-adopted high technologies.

     In anticipation of this marketplace shift, Voxware exited the business of manufacturing a proprietary voice computer, as described above, and concentrated on development of an open and configurable software product – Voxware 3 – also as described above. The introduction of Voxware 3 and deployment of voice solutions on open hardware platforms has now set the stage for mass adoption and lower total cost of ownership for customers.

     To date, Voxware is the only voice vendor with a noise-robust speech recognition engine who has invested to create a truly configurable, SOA-based product like Voxware 3. We intend to build on our technology lead by investing substantially to expand our Voxware 3 product. Areas for product expansion include more advanced and seamless integration of voice recognition with other forms of data capture, which enables workers to take full advantage of today’s multi-modal mobile computers, and new applications that bring the power of accurate voice recognition to bear on operations beyond the four walls of the warehouse – including other parts of the extended supply chain such as direct store delivery and retail in-store operations.

     In addition to product expansion, Voxware intends to expand its distribution channels to address geographic and industry segments where today the Company has a limited or no presence. The company currently maintains a network of partners and resellers in many countries including but not limited to France, Belgium, Netherlands, Australia, South Africa, and Malaysia. Some product development will also be necessary to support this initiative.

     Increased investment will enable the Company to accelerate its product and business development roadmap by hiring new employees in the near term. By eliminating the high cost of remaining a public company and operating as the expansion-stage company that we believe Voxware is, this strategy will be expedited.

     Competition

     We encounter competition from two primary sources. We experience direct competition from companies offering similar voice-based solutions. Additionally, our solution competes with technologies that may be considered an alternative to voice-based solutions.

     A Voxware-based voice solution integrates software, hardware and service components. There are several alternative providers against whom we compete to market some or all of those components. The major competitor offering a similar solution is Vocollect, Inc., which markets a proprietary, wearable voice-based computer and complementary software. Vocollect, Inc. also indirectly sells voice-based systems within the logistics and distribution market to resellers who also compete against us. In addition to Vocollect, Inc. and its resellers, there are other vendors who promote similar solutions, including Lucas Systems, Inc., TOPSystem Systemhaus GmbH, Aldata and Waveform.

     In addition, the success of voice technology in the warehouse has recently attracted numerous new entrants into our market. In general, these companies are established AIDC vendors who have a customer base within the warehousing/supply chain market, and who are extending their product offerings to include a basic voice solution. While these vendors have met with extremely limited success, due we believe to the inherent complexities of making voice technology work satisfactorily in a warehouse setting, their efforts to market competing solutions is expanding customers’ choices and increasing the competitive nature of our marketplace.

     In each application area, there exist alternatives to voice-based solutions. Barcode scanning devices, for example, represent a competitive alternative to voice-based products in certain warehouse picking applications. Thus, barcode product companies such as Motorola, Intermec Technologies Corporation (a subsidiary of UNOVA, Inc.), LXE, and Psion Teklogix can be considered competitors in the logistics and fulfillment marketplace. However, while these barcode product companies can sometimes be competitors to us, we also have begun establishing formal relationships with several of these companies to provide potential customers with complementary joint product offerings that integrate voice-based capabilities with alternative technologies. Likewise, in the package sorting and remittance processing segments, keyboards are the most prevalent alternative along with an increasing use of barcode scanning. Inspection, receiving and inventory applications use keyboards as well, but often pen and paper comprise the primary alternative method in those cases.

     Voice-based logistics applications offer real time updating of inventory systems, error checking capabilities to minimize picking mistakes and hands-free communications allowing for easier handling of bulky or frozen products. Barcode scanning applications offer similar file update and error checking features but lack the advantages of hands-free communication. Voice-based and barcode-based solutions both require substantially higher capital investments than paper-based and other low technology systems.

Projected Financial Information

     We do not as a matter of course make public projections as to future performance or earnings and we are especially cautious making projections for extended earnings periods due to the unpredictability of the underlying assumptions and estimates. However, financial forecasts prepared by our senior management were made available to our board of directors and the special committee in order to review and approve the going-private transaction. We therefore included a subset of these projections below to enable our stockholders to evaluate the tender offer and reverse stock split on the basis of certain nonpublic information considered by the board of directors and special committee. The inclusion of this information should not be regarded as an indication that the special committee or our board of directors or any other recipient of this information considered, or now considers, it to be a precise prediction of future results.

     The financial forecasts below constitute forward-looking statements and involve numerous risks, assumptions and uncertainties. We advised the recipients of the projections that our internal financial forecasts, upon which the projections were based, are subjective in many respects. While presented with numerical specificity, the projections reflect numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, all of which are difficult to predict and beyond our control. We can give no assurance regarding the attainability of the forecasts or the reliability of the underlying assumptions. Certain of the assumptions inevitably will not materialize and unanticipated events will occur for any number of reasons, including the following:
  Changes in general economic conditions and other factors that affect demand for our product offerings;

  Changes in our relationships with our vendors and customers;

  Competitive factors including development of new technologies and changes in government regulations; and

  The success of our operating and growth strategies.
     Therefore, the actual results of operations likely will vary from the forecasts, there can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected. The forecasts are included solely to give you information concerning our best estimates of future operating results based upon certain assumptions. We are making no representation that such results will be achieved. We can give you no assurance that our operating results will in any way approximate these projected results.

     The financial projections were prepared for internal use and to assist the special committee and the special committee’s financial advisor with their due diligence investigations of Voxware and not with a view toward public disclosure or toward complying with GAAP, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Our independent registered public accounting firm has not examined or compiled any of the accompanying projected financial information, expressed any conclusion or provided any form of assurance with respect to the financial projections and, accordingly, assumes no responsibility for them. The financial projections do not take into account any circumstances or events occurring after the date they were prepared.

     On May 10, 2010, our management developed projections for fiscal years 2010 through 2014. During July 2010, these projections were updated to reflect actual results through June 30, 2010. You should review our annual reports on Form 10-K, as amended, for the fiscal years ended June 30, 2009 and June 30, 2010, and our quarterly report on Form 10-Q for the quarter ended March 31, 2010. We caution you not to place undue reliance on the projections set forth below. No one has made or makes any representation to any stockholder regarding the information included in these projections.

     We have presented below two (2) four-year projections that we provided to the board of directors, the special committee and the special committee’s financial advisor for consideration:
  a “base case” scenario, which represents the results that we believe are reasonably possible to achieve assuming we remain a public company; and

  a “capital raise” scenario, which represents the results that we believe are reasonably possible to achieve assuming we are a private company.
          Each of those three cases is based upon certain assumptions, as follows:
  Base Case Scenario:
  The annual costs of the Company’s reporting obligations with the Securities and Exchange Commission and NASDAQ or the Pink Sheets, including accounting, legal, Sarbanes Oxley compliance, continue to increase.

  The base case contained certain assumed expenses for fiscal 2011 through 2014 which were not updated to reflect actual results. If the base case scenario were updated to reflect actual results, the general administrative expenses would have been reduced for 2011-2014.

  Quarterly reporting and stock price sensitivities restrict management’s ability to invest in research and development, product line expansion, sales and marketing strategies and infrastructure.
  Capital Raise Scenario:
  As a private company, the Company saves in excess of $400,000 annually on reporting obligations with the Securities and Exchange Commission and NASDAQ or the Pink Sheets.

  Without the constraints of public reporting, the Company is able to timely invest in research and development, product line expansion, sales and marketing strategies and infrastructure.
Projected Statement of Operations
($ in thousands)

	Base Case					Capital Raise
	Fiscal Year Ended June 30,					Fiscal Year Ended June 30,
	Actual					Actual
	2010	2011	2012	2013	2014	2010	2011	2012	2013	2014
Revenue	$12,586	$14,945	$17,221	$19,771	$23,347	$12,586	$16,255	$22,485	$30,021	$39,358
Cost of Sales	$4,908	$5,384	$6,242	$6,828	$7,753	$4,908	$5,792	$8,006	$10,036	$13,009
Gross Margin	$7,678	$9,561	$10,979	$12,943	$15,594	$7,678	$10,463	$14,479	$19,985	$26,349
Operating Expenses:
Research and
development	$3,074	$3,404	$3,957	$4,323	$4,604	$3,074	$4,075	$4,617	$5,189	$5,585
Sales and
marketing	$4,175	$4,449	$5,007	$5,650	$6,460	$4,175	$5,846	$7,330	$9,291	$10,564
General and
administrative	$3,477	$4,009	$4,170	$4,397	$4,573	$3,477	$3,149	$3,425	$3,642	$3,888
Total
Operating
Expenses	$10,726	$11,862	$13,134	$14,370	$15,637	$10,726	$13,070	$15,372	$18,122	$20,037
Operating Profit
(Loss)	$(3,048)	$(2,301)	$(2,155)	$(1,427)	$(43)	$(3,048)	$(2,607)	$(893)	$1,863	$6,312

Assumptions:
  Capital Raise Scenario:
  Assumes we go private and save annual public company related expenses.

  Assumes we invest more in marketing programs, and accelerate hiring of direct and indirect sales personnel.

  Assumes we accelerate hiring of development personnel to more quickly get products to market.
  Status Quo Scenario:
  Assumes we remain public and these public company related costs continue to increase.

  Assumes we can't invest ahead of revenue due to quarterly reporting and share price sensitivity.

  Assumes we spend at the same rate for marketing programs as 2010 and invest slowly in hiring of direct and indirect personnel as product enhancements will come much more slowly.

  Assumes we hire development personnel slowly which would delay release of new products.
     The inclusion of specific portions of the financial projections in this offer to purchase should not be regarded as an indication that such projections will be an accurate prediction of future events, and they should not be relied on as such. Except as required by applicable securities laws, we do not intend to update, or otherwise revise the financial projections or the specific portions presented to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions are shown to be in error.

     Under the base case, in fiscal years 2013 and 2014, the Company would generate revenues of $19.8 million and $23.3 million, and Operating Losses of $1.4 million and $0.4 million, respectively.

     Under the capital raise, in fiscal years 2013 and 2014, the Company would generate revenues of $30.0 million and $39.6 million, and Operating Profits of $1.9 million and $6.3 million, respectively. We believe that if we are able to achieve results that are substantially similar to those figures, then there would be an opportunity either to sell the Company at a significant price or to undertake a further initial public offering that would lead to liquidity for the Company’s stockholders following the expiration of any lock-up period. However, those opportunities must be evaluated in light of the risks identified in our prior public filings and in this document.

     Raising Additional Capital

     On September 17, 2010, we entered into a Securities Purchase Agreement with the Co-Investment Fund II, L.P., an affiliate of Cross Atlantic Technology Fund II, L.P. (the “Co-Investment Fund”), pursuant to which the Co-Investment Fund, (subject to certain closing conditions and to be held contemporaneously with the closing of this Offer and the closing of the proposed reverse split, if any), shall purchase up to 1,956,522 shares of our newly created Series A Non-Participating Convertible Preferred Stock at a purchase price of $1.15 per share and three (3) year warrants to purchase shares of common stock with an exercise price of $1.00 per share (the “Series A Transaction”). The minimum aggregate purchase in the Series A Transaction is $1,250,000, with a maximum up to $2,250,000 in the aggregate. Proceeds from the Series A Transaction will be used for this Offer, the potential reverse split, if necessary, and matters related thereto.

Amendment of Certificate of Incorporation and Bylaws

     In connection with the Series A Transaction, we will amend our Amended and Restated Certificate of Incorporation, as amended, to designate 2,000,000 shares of our preferred stock as Series A Non-Participating Convertible Preferred Stock, $0.001 par value per share (the “Series A Preferred Stock”). The Series A Preferred Stock will have an initial issue price of $1.15 per share and shall receive dividends when and as declared by the board of directors at the same rate and on the same basis as are paid to the holders of our common stock. In the event of a liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the Series A Preferred Stock shall be entitled to receive, before any payment shall be made in respect of the outstanding common stock, an amount equal to the greater of (i) $1.15 per share of Series A Preferred Stock, as adjusted for any stock splits, reverse stock splits, stock dividends, and similar recapitalization events, plus all declared and unpaid dividends thereon to the date fixed for such distribution; and (ii) such amounts per share as would have been payable had the Series A Preferred Stock been converted into common stock immediately prior to such liquidation, dissolution or winding up of the Corporation.

     In connection with the reverse stock split, we will amend our Amended and Restated Certificate of Incorporation, as amended, such that, effective on or about 9:00 a.m., eastern time, on December 7, 2010, the Company will effect the 1-for-5,000 reverse stock split of the Company's common stock where by each 5,000 shares of common stock outstanding and held of record by each stockholder of the Company (including treasury shares) immediately prior to the effective time shall be reclassified and combined into one share of common stock automatically and without any action by the holder thereof upon the effective time and shall represent one share of common stock from and after the effective time.

     The Company has not yet formulated exactly what, if any, other changes may be sought in the provisions of the certificate of incorporation or bylaws.

No Change in Board of Directors

     After the completion of the tender offer, the reverse stock split, if any, and the Series A Transaction, and after the Company deregisters and delists its common stock, we believe that the structure and membership of our board of directors will remain the same.

Other Transactions

     Except as described in this document and other than the anticipated Series A Transaction and the amendment of the Company’s Amended and Restated Certificate of Incorporation, as amended, we currently have no plans, proposals or negotiations that relate to or would result in:
  an extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

  a purchase, sale or transfer of an amount of our assets or any of our subsidiaries’ assets that would be material to us and our subsidiaries taken as a whole;

  a material change in our present dividend rate or policy, or in our indebtedness or capitalization;

  a change in our present board of directors or management;

  a material change in our corporate structure or business;

  an acquisition or disposition by any person of our securities; or

  a change in our articles of incorporation, bylaws or other governing documents, or an action that could impede the acquisition of control of us.
     At the completion of this reverse stock split, we plan to terminate our registration under the Exchange Act. Upon termination of our registration, we will no longer be required to file periodic reports with the SEC. See “Special Factors — 6. Effects of the Offer,” below and “ The Offer — 9. Effects of the Offer on the Market for Our Shares; Registration Under the Exchange Act.”

     Although we do not currently have any plans, other than as described in this document, that relate to or would result in any of the events discussed above, as we continue to evaluate opportunities for increasing stockholder value we may undertake or plan actions that relate to or could result in one or more of these events.

Effects of the Going-Private Transaction

     The reverse stock split is referred to collectively with the preceding tender offer consummated by the Company as the “going-private transaction.” The going-private transaction primarily will have the effects described below.

Effect of the Going-Private Transaction on the Company

     Reduction in Number of Stockholders

     Our common stock is registered under the Securities Act. Such registration may be terminated upon our application to the SEC if there are fewer than 300 holders of record of our common stock. Although we currently have approximately [___] record holders, such record holders hold such shares for the benefit of approximately [_____] beneficial holders. If, after termination of registration, on the first date of any of the Company’s subsequent fiscal years, (a) the number of record stockholders of the Company exceeds 500, or (b) the number of record stockholders of the Company exceeds 300 and the Company has total assets of more than $10 million, then the Company’s reporting obligations under the Exchange Act will be reinstated. In such case, the Company must file an annual report on Form 10-K for its preceding fiscal year within 120 days of the end of such fiscal year. Therefore, our goal is to reduce the number of beneficial holders to below 300, so that we do not risk becoming inadvertently subject to such reporting obligations.

     Termination of Exchange Act Registration and Reporting

     Upon deregistration, we will cease to file annual, quarterly, current, and other reports and documents with the SEC, and stockholders will cease to receive annual reports and proxy statements. Our stockholders after the going-private transaction and subsequent deregistration will, therefore, have access to much less information about us and our business, operations and financial performance. We will also no longer be subject to the provisions of the Sarbanes-Oxley Act of 2002 and certain liability provisions of the Exchange Act, including the requirement that our officers certify the accuracy of our financial statements, and our officers and directors will no longer be subject to the reporting requirements of Section 16 of the Exchange Act, or be subject to the prohibitions against short-swing profits.

     We know that there are advantages to being an SEC reporting company, including potential investment liquidity and the possibility for use of Company securities to raise capital or make acquisitions, and these advantages may be important to some companies. However, we have not taken advantage of these benefits and will not be in a position to do so in the foreseeable future. In our experience, companies of our size do not typically receive the necessary attention from stock analysts and the investment community to create substantial liquidity.

     If our common stock is deregistered, there is no current plan to supply stockholders with regular financial statements.

     Delisting and the Effect on Market for Shares

     We intend to take steps to discontinue any further public trading of our shares through the Pink Sheets or otherwise immediately after the reverse stock split. Once this trading ceases, our shares of common stock will no longer be quoted for public trading and trades in such shares would only be possible through privately negotiated transactions.

     Our stock has historically traded on the NASDAQ Capital Market. On September 2, 2010, we received a determination from the Listing Qualifications Department of NASDAQ that our request for continued listing on the NASDAQ Capital Market was denied. We had previously been advised that the Company did not meet or satisfy the minimum $2,500,000 stockholders’ equity requirement for continued listing set forth in NASDAQ Marketplace Rule 5550(b) or the minimum bid price of $1.00 per share set forth in NASDAQ Marketplace Rule 5550(a)(2). As a result, our common stock was suspended from trading at the opening of business on September 13, 2010, and a Form 25-NSE will be filed with the Securities and Exchange Commission which removed the Company’s securities from listing and registration on the NASDAQ Capital Market. We currently expect that our common stock will remain quoted on the Pink Sheets until consummation of the reverse split, if approved by the stockholders.

Effect on Company

     The board of directors believes that the deregistration of our shares and the discontinuation of public trading of our stock could result in a significant cost savings to Voxware and allow management to spend more time focused on its regular business activities. Voxware incurs direct and indirect costs and burdens associated with the filing and reporting requirements imposed on SEC reporting companies by the Exchange Act and complying with the Sarbanes-Oxley Act. Examples of anticipated direct cost savings from terminating registration of our securities include substantially less complicated disclosure, reduced professional and advisory fees, reduced accounting fees, reduced insurance costs, reduced printing and mailing costs for corporate communications, reduced investor relations and media costs and reduced miscellaneous, clerical and other expenses (e.g., the word processing, specialized software and electronic filings associated with SEC filings).

     The termination of the registration of the shares under the Exchange Act would substantially reduce the information that we are required to furnish to our stockholders and to the SEC, and would render inapplicable certain provisions of the Exchange Act, including requirements that we file periodic reports (including financial statements), the proxy rules, the requirements of Rule 13e-3 under the Exchange Act with respect to “going-private” transactions, requirements that our officers, directors and ten-percent stockholders file certain reports concerning ownership of our equity securities, and provisions that any profit by such officers, directors and stockholders realized through purchases and sales of our equity securities within any six-month period may be recaptured by the Company. Furthermore, the ability of “affiliates” of the Company and other persons to dispose of their shares of common stock that are “restricted securities” pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated.

     Our costs associated with the routine SEC filing and reporting requirements are estimated to have been approximately $505,000, or 15.0% of our administrative expense for the 2010 reporting year (the “2010 reporting cycle”).

     These expenses consisted of the following:

Accounting and Legal Fees	$356,000
Directors and Officers Liability Insurance	$54,000
Corporate Communications	$20,000
SEC/NASDAQ	$75,000
Total	$505,000

     We believe that the costs incurred over the 2010 reporting cycle, less approximately $100,000 for recurring annual audit expense and director and officer insurance costs for a private company, are a conservative estimate for the recurring annual cost savings that should result from the going-private transaction and subsequent termination of our SEC registration.

     In addition, as a private company, our management would have increased flexibility and time to consider and initiate actions that may produce long-term benefits and growth without the pressure and expectation to produce short term quarterly earnings per share growth.

     Effect on Shares Cashed Out in the Going-Private Transaction

     Shares that we acquire or that are cashed out in the going-private transaction will be retained as treasury stock and may be restored to the status of authorized and unissued shares. These shares will be available for us to issue without further stockholder action (except as required by applicable law or regulation) for purposes including, without limitation, acquisitions, raising additional capital and the satisfaction of obligations under existing or future employee benefit or compensation programs or stock plans or compensation programs for directors. We have no current plans for the reissuance of the shares purchased pursuant to the going-private transaction.

     Effect on Stockholders with Fewer than 5,000 shares of Common Stock and Treatment of Multiple Accounts

     Unaffiliated and affiliated stockholders who are cashed out after the reverse stock split (i.e., stockholders holding fewer than 5,000 shares of common stock immediately prior to the reverse stock split) will be treated equally. All stockholders cashed out as a result of a reverse stock split will receive for each share held prior to the reverse stock split a price per share equal to $1.00.

     If we complete the going-private transaction and you are a cashed-out stockholder:
  You will not receive fractional shares of stock as a result of the reverse stock split in respect of your shares being cashed out.

  Instead of receiving fractional shares, you will receive a cash payment of $1.00 for each share held prior to the reverse stock split.

  After the reverse stock split, you will have no further interest in Voxware with respect to your cashed-out shares. These shares will no longer entitle you to the right to vote as a stockholder or share in Voxware’s assets, earnings, or profits or in any dividends paid after the reverse stock split. In other words, you will no longer hold your cashed-out shares, you will have only the right to receive cash for these shares. In addition, you will not be entitled to receive interest with respect to the period of time between the effective date and the date you receive payment for the cashed-out shares.

  You will not have to pay any service charges or brokerage commissions in connection with the reverse stock split.

  As soon as practical after the time we effect the reverse stock split, you will receive a payment for the cashed-out shares you held immediately prior to the reverse stock split in accordance with the procedures described below.
     If you hold Book-Entry Shares:
  Most of Voxware’s registered stockholders hold their shares in book-entry form under the Direct Registration System for securities. These stockholders do not have stock certificates evidencing their ownership of common stock. They are, however, provided with a statement reflecting the number of shares registered in their accounts.

  If you are a cashed-out stockholder who holds registered shares in a book-entry account, you do not need to take any action to receive your cash payment. A check will be mailed to you at your registered address as soon as practicable after the effective date. By signing and cashing this check, you will warrant that you owned the shares for which you received a cash payment.
     If you hold Certificated Shares:
  If you are a cashed-out stockholder with a stock certificate representing your cashed-out shares, you will receive a transmittal letter as soon as practicable after the effective date. The letter of transmittal will contain instructions on how to surrender your certificate(s) to Voxware’s transfer agent, The Registrar and Transfer Company, for your cash payment. You will not receive your cash payment until you surrender your outstanding certificate(s) to The Registrar and Transfer Company, together with a completed and executed copy of the Letter of Transmittal.

  All amounts owed to you may be subject to U.S. federal income tax withholding and state abandoned property laws.

  You will not receive any interest on cash payments owed to you as a result of the reverse stock split.
Note: If you want to continue to hold common stock after the going-private transaction, you may do so by taking either of the following actions far enough in advance so that it is completed by the effective date:

     1. Purchase a sufficient number of shares of common stock so that you hold at least 5,000 shares of common stock in your account prior to the reverse split; or

     2. If applicable, consolidate your accounts so that you hold at least 5,000 shares of common stock in one account prior to the reverse split.

     Effects on Stockholders with 5,000 or more Shares of Common Stock

     Effect on Stockholders

     If you are a registered stockholder with 5,000 or more shares of common stock as of the effective date, we will reclassify your shares into 1 – for – 5,000 of the number of shares you held immediately prior to the reverse stock split. To illustrate, if you held 10,000 shares of common stock in your account immediately prior to the reverse split, your shares would be converted into two shares in the reverse stock split.

     As described above, the going-private transactions will reduce the number of issued and outstanding shares of common stock of Voxware. Accordingly, upon the completion of the going-private transaction, remaining stockholders will realize a proportionate increase in their relative ownership interest in Voxware, and thus, in our future earnings and assets, subject to our right to issue additional shares of common stock and other equity securities in the future.

     Of course, we may issue additional shares of common stock and other securities at any time, and these issuances will reduce your percentage ownership interest. As discussed below, we also may purchase more of our stock, which would have the effect of increasing your percentage ownership interest.

     Continuing stockholders will continue to receive the benefits that result from ownership of all, or a significant amount, of the equity interest in Voxware. Such benefits include management and investment direction with regard to the future conduct of our business and the benefits of the profits generated by operations and increases, if any, in our value. The continuing stockholders will also bear the risk of any decrease in the value of Voxware following the going-private transaction.

     Stockholders Will Have Access to Less Information About Voxware After the Going-Private Transaction

     After the going-private transaction and upon deregistration of our common stock, all stockholders will cease to receive annual reports and proxy statements. In addition, except as required by applicable laws there is no current plan to supply our stockholders with regular financial statements after we go private. Therefore, our stockholders after the offer and our subsequent deregistration will, therefore, have access to much less information about us and our business, operations and financial performance. Affiliated stockholders, due to their positions in management or on our board of directors, or because of their significant stockholdings, will have more access to information about our business, operations and financial performance.

     Effects on Street Name Holders of Common Stock

     Voxware intends for the reverse stock split to treat stockholders’ common stock in street name through a nominee (such as a bank or broker) in the same manner as stockholders whose shares are registered in their names. Nominees will be instructed to effect the reverse stock split for their beneficial holders. However, nominees may have different procedures and stockholders holding common stock in street name should contact their nominees.

     Effects on Affiliated Stockholders

     Shares held by affiliated stockholders will be treated in the going-private transaction in the same manner as shares held by unaffiliated stockholders. However, after the Company deregisters its common stock and we go private, our affiliated stockholders, due to their positions in management, as directors, or because of their significant stockholdings, will have access to information about our business, operations and financial performance that will not be generally available to all stockholders.

     In addition, after deregistration, certain provisions of the Exchange Act would no longer be applicable, including requirements that our officers, directors, and ten-percent stockholders file certain reports concerning ownership of our equity securities, and provisions that any profit by such officers, directors and ten-percent stockholders realized through purchases and sales of our equity securities within any six-month period may be recaptured by the Company.

     Affiliated stockholders who remain stockholders after the going-private transaction, like unaffiliated stockholders, will have an increased ownership percentage in the Company. The percentage increase will be at the same rate as unaffiliated stockholders.

     The ownership interests of unaffiliated stockholders and affiliated stockholders before and after the going-private transaction (the offer and the reverse and reverse stock split combined), assuming [___]%% of our shares are cashed out in the aggregate, will be as follows:

     The ownership interests of the existing common stockholders and Company management before the tender offer and after the tender offer and the reverse stock split and giving effect to the Series A Transaction, will be as follows:

Percentage of Company Beneficially
Owned
After Tender Offer
and Reverse Stock
Split and Series A
Class of Stockholder	Before Offer	Transaction
Existing Stockholders	%	%
Management	%	%
Scorpion Nominees Limited	%	%
Edison Venture Fund V, L.P.	%	%
Cross Atlantic Technology	%	%

     Of course, we may issue additional shares of common stock and other securities at any time, and these issuances will reduce your percentage ownership interest. As discussed below, we also may purchase more of our stock, which would have the effect of increasing your percentage ownership interest.

     Continuing stockholders will continue to receive the benefits that result from ownership of all, or a significant amount, of the equity interest in us. Such benefits include management and investment direction with regard to the future conduct of our business and the benefits of the profits generated by operations and increases, if any, in our value. The continuing stockholders will also bear the risk of any decrease in the value of Voxware following the offer.

     Interests of Board and Executive Officers

     As of November 10, 2010, our directors and executive officers as a group beneficially owned (including pursuant to exercisable options and warrants) an aggregate of [________] shares (approximately [_____]% of the outstanding shares including shares issuable upon the exercise of options and warrants held by directors and executive officers). Such ownership includes [______] shares subject to exercisable stock options and warrants which are held by executive officers and directors.

     Our executive officers, certain of our directors and our largest stockholders, including Edison Venture Fund, Cross Atlantic Technology Fund and Scorpion Nominees have executed a Standstill and Voting Agreement indicating that they will not participate in the tender offer and will vote in favor of the reverse split.

     Potential Conflicts of Interest

     Our directors and executive officers may have interests in the tender offer that are different from your interests as a stockholder.

     Upon the effectiveness of the reverse stock split, while the aggregate number of shares of our common stock owned by our executive officers and directors will not change, their ownership percentage of outstanding shares will significantly increase. We believe approximately [________] shares, or [___]%% of the total outstanding shares, will be cashed out in the tender offer and the reverse stock split. Therefore, the percentage of shares beneficially owned by executive officers and directors immediately after the reverse split, including shares exercisable upon exercise of options and warrants, would be increased from approximately [___]% to approximately [___]%.

     As of November 10, 2010, (a) Joseph A. Allegra, chairman of the board of directors and a general partner of Edison Venture Fund, beneficially owns [_____]shares of common stock, including (i) [_____]shares of common stock and [_____]shares of common stock issuable upon the exercise of warrants owned by Edison Venture Fund V, L.P.; and (ii) [_____]shares of common stock issuable upon the exercise of stock options issued to Mr. Allegra; (b) Donald R. Caldwell, a member of the board of directors and chairman and chief executive officer of Cross Atlantic Capital Partners Inc., beneficially owns [_____]shares of common stock, including (i) [_____]shares of common stock and [_____]shares of common stock issuable upon the exercise of warrants owned by Cross Atlantic Technology Fund II, L.P., and [_____]shares of Common Stock and [_____]shares of common stock issuable upon exercise of common stock warrants held by Co-Investment Fund II, L.P. ; and (ii) [_____]shares of common stock issuable upon the exercise of stock options issued to Mr. Caldwell; and (c) James L Alexandre beneficially owns [_____]shares of common stock and [_____]shares of common stock issuable upon the exercise of stock options. Our other directors, Messrs. Cohen, Olanoff and Simbari, do not directly own any shares of the Company’s common stock, but do beneficially own [_____]and [_____]shares of common stock respectively. Our executive officers, Scott J. Yetter, President and Chief Executive Officer; William G. Levering, III, Vice President and Chief Financial Office; Charles K. Rafferty, Vice President and General Manager, North American Operations, Stephen J. Gerrard, Vice President, Marketing and Strategic Planning; and Krishna Venkatasamy, Vice President, Product Strategy and Management, each beneficially own [_____], [_____], [_____], [_____]and [_____]shares of common stock respectively.

     On June 29, 2009, Voxware entered into a Securities Purchase Agreement with the Co-Investment Fund II, L.P. (a Cross Atlantic Technology Fund entity) and Edison Venture Fund V, L.P., pursuant to which the Company issued and sold an aggregate of 1,428,571 shares of common stock at a purchase price of $1.75 per share, and warrants to purchase up to 142,857 shares of common stock at an exercise price of $2.50 per share. Under the terms of the agreement, Edison Venture Fund V, L.P. purchased 285,714 shares of common stock and warrants to purchase 28,571 shares of common stock and the Co-Investment Fund II, L.P. purchased 1,142,857 shares of common stock and warrants to purchase 114,286 shares of common stock. The Company received gross proceeds equal to $2,500,000 from the private placement.

     The following table represents the increase in their percentage of outstanding shares that will result from the going-private transaction, assuming approximately [___]%% of the total outstanding shares are cashed-out and giving effect to the Series A Transaction:

     The primary benefit to management following the deregistration of our common stock is the elimination of the substantial time and costs attendant to maintaining our status as an Exchange Act reporting company. This, in turn, will benefit the continuing stockholders by providing management with increased time and resources to further increase the value of the company.

	Before	After
Edison Venture Fund V, L.P	%	%
Cross Atlantic Technology Fund Entities	%	%
Scorpion Nominees Limited	%	%
Scott J. Yetter	%	%
William G. Levering	%	%
Charles K. Rafferty	%	%
Stephen J. Gerrard	%	%
Krishna Venkatasamy	%	%

     Transactions and Arrangements Concerning Shares

     On September 17, 2010, we entered into a Securities Purchase Agreement with the Co-Investment Fund II, L.P., an affiliate of Cross Atlantic Technology Fund II, L.P. (the “Co-Investment Fund”), pursuant to which the Co-Investment Fund, (subject to certain closing conditions and to be held contemporaneously with the closing of this Offer and the closing of the proposed reverse split, if any), shall purchase up to 1,956,522 shares of our newly created Series A Non-Participating Convertible Preferred Stock at a purchase price of $1.15 per share and three (3) year warrants to purchase shares of common stock with an exercise price of $1.00 per share (the “Series A Transaction”). The minimum aggregate purchase in the Series A Transaction is $1,250,000, with a maximum up to $2,250,000 in the aggregate. Proceeds from the Series A Transaction will be used for this Offer, the potential reverse split, if necessary, and matters related thereto.

     On January 20, 2010, we commenced a formal tender offer which allowed our employees to exchange certain outstanding options to purchase shares of our common stock for new nonqualified options to purchase fewer shares of common stock with an exercise price per share equal to the closing price per share of our common stock on the new grant date. An option was eligible for exchange in the tender offer if it (i) was granted under the our 2003 Stock Incentive Plan, as amended and restated, (ii) had an exercise price per share equal to or greater than $2.25, (iii) was held by an active employee, including our executive officers and non-employee members of the board of directors, but excluding those who had resigned or given or received a written notice of their termination at any time before the expiration of the tender offer and (iv) was outstanding on the expiration date of the tender offer. Each option that was eligible for exchange in the tender offer that was properly tendered was canceled and a replacement option to purchase that number of shares of our common stock determined by dividing the number of shares of common stock underlying the canceled eligible option by 1.15 and rounding down to the next whole share was issued. The replacement options vest in accordance with the vesting schedule in place for the eligible option it replaced at the time of exchange. All eligible options that were tendered for exchange were canceled on February 25, 2010, and the replacement options were granted on February 26, 2010. Any eligible option not tendered for exchange in the tender offer remains outstanding in accordance with its terms. On February 26, 2010, pursuant to the offer, we cancelled options to purchase 806,596 shares of common stock and granted the replacement options to purchase 701,334 shares of common stock. Each option has a new seven-year term and has an exercise price of $1.50 per share. There was no additional compensation expense that had to be recognized in the financial statements on account of this transaction.

     Based on our records and information provided to us by our directors, executive officers, associates and subsidiaries, neither we, nor any of our associates or subsidiaries, nor any of our directors or executive officers, have effected any transactions in our shares during the 180 days before November 16, 2010.

     Except as otherwise described in this document and except for outstanding options to purchase shares granted from time to time over recent years to certain employees (including executive officers) and directors pursuant to our stock ownership plan, neither we nor, to our knowledge, any of our affiliates, directors or executive officers, is a party to any agreement, arrangement or understanding with any other person relating, directly or indirectly, to the tender offer or with respect to any of our securities, including, but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

Material Federal Income Tax Consequences

     The following summary describes the material United States federal income tax consequences relating to the reverse stock split. This summary is based upon the Internal Revenue Code of 1986, as amended, Treasury regulations under the Internal Revenue Code (the “Code”), administrative pronouncements and judicial decisions, all as in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect. This summary addresses only stockholders who hold shares as capital assets within the meaning of Section 1221 of the Code, and does not address all of the tax consequences that may be relevant to stockholders in light of their particular circumstances or to certain types of stockholders subject to special treatment under the Code, including, without limitation, certain financial institutions, dealers in securities or commodities, traders in securities who elect to apply a mark-to-market method of accounting, insurance companies, tax-exempt organizations, persons who hold shares as a position in a “straddle” or as a part of a “hedging,” “conversion” or “constructive sale” transaction for United States federal income tax purposes, or persons who received their shares through the exercise of employee stock options or otherwise as compensation. In addition, this discussion applies only to “United States holders” (as defined below). This summary also does not address the state, local or foreign tax consequences of participating in the offer. For purposes of this discussion, a “United States holder” means:
  a citizen or resident of the United States;

  a corporation or other entity taxable as a corporation created or organized in the United States or under the laws of the United States or of any political subdivision of the United States;

  an estate, the income of which is includible in gross income for United States federal income tax purposes regardless of its source; or

  a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all of its substantial decisions.
     HOLDERS OF SHARES WHO ARE NOT UNITED STATES HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES AND ANY APPLICABLE FOREIGN TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT.

Tax consequences to stockholders who do not receive cash as a result of the reverse stock split.

     The reverse stock split will not be a taxable event for United States federal income tax purposes for a United States holder whose shares are not purchased as a result of the reverse stock split. The aggregate tax basis of the post-reverse stock split shares will be the same as the aggregate tax basis of the pre-reverse stock split shares exchanged in the reverse stock split, and the holding period in the post-reverse stock split shares will include the period during which the stockholder held the pre-reverse stock split shares exchanged in the reverse stock split.

Tax consequences to stockholders who receive cash as a result of the reverse stock split and whose entire interest in our stock, actually and constructively, is completely terminated.

     A United States holder who receives a cash payment for a fractional share of our stock as a result of the reverse stock split and does not own, and is not considered to constructively own shares of our common stock by virtue of being related to a person who continues to hold shares of our common stock, immediately after the reverse stock split, will recognize capital gain or loss for United States federal income tax purposes equal to the difference between the cash received for the common stock and such holder’s aggregate adjusted tax basis in such stock. With respect to shares owned by certain related individuals, a United States holder may be able to effectively waive attribution of shares which otherwise would be considered as constructively owned by the United States holder. United States holders wishing to accomplish a complete termination of their actual and constructive ownership of our stock through waiver of the constructive ownership rules should consult their tax advisors.

Tax consequences to stockholders who receive cash as a result of the reverse stock split and who will own, or will be considered under the Internal Revenue Code to constructively own, shares of common stock after the reverse stock split.

     In some instances you may be entitled to receive cash in the reverse stock split for shares of Voxware common stock you hold in one capacity, but continue to hold shares of common stock in another capacity. For example, you may own fewer than 5,000 shares in your own name (for which you will receive cash) and own 5,000 or more shares that are held in your brokerage account in street name. Alternatively, for federal income tax purposes you may be deemed to own shares held by others. For instance, if you own fewer than 5,000 shares in your own name (for which you will receive cash) and your spouse owns 5,000 or more shares (which will continue to be held following the completion of the going-private transaction), the shares owned by your spouse will be attributable to you. Furthermore, in determining whether you are considered to continue to hold shares of our common stock, for federal income tax purposes, immediately after the reverse stock split, you will be treated as owning shares actually or constructively owned by certain family members and entities in which you have an interest (such as trusts and estates of which you are beneficiary and corporations and partnerships of which you are an owner, and shares you have an option to acquire). Accordingly, in some instances the shares of common stock you own in another capacity, or which are attributed to you, may remain outstanding.

     A stockholder who receives cash for a fractional share as a result of the reverse stock split, but is treated as a continuing stockholder by virtue of being related to a person who continues to hold our shares directly immediately after the reverse stock split, will recognize capital gain or loss equal to the difference between the cash received for the common stock and such holder’s aggregate adjusted tax basis in such stock, provided that the receipt of cash either (1) constitutes a “substantially disproportionate redemption of stock”, or (2) is “not essentially equivalent to a dividend”, as described below.
  Substantially Disproportionate Test. The receipt of cash in the reverse stock split will be a “substantially disproportionate” redemption with respect to a United States holder if, among other things, the percentage of the then outstanding shares actually and constructively owned by the United States holder immediately after the reverse stock split is less than 80% of the percentage of the shares actually and constructively owned by the United States holder immediately before the reverse stock split.

  Not Essentially Equivalent to a Dividend Test. The receipt of cash as a result of the reverse stock split will be treated as “not essentially equivalent to a dividend” if the reduction in the United States holder’s proportionate interest in Voxware as a result of the reverse stock split constitutes a “meaningful reduction” given the United States holder’s particular circumstances.
     The Internal Revenue Service has ruled that a small reduction in the case of a minority stockholder whose relative stock interest is minimal and who exercises no control over the affairs of the corporation will satisfy this test. If the receipt of cash is not treated as a sale or exchange resulting in a capital gain or loss under either of the foregoing tests, it will be treated first as dividend income to the extent of the stockholder’s ratable share of our current and accumulated earnings and profits, then as a non-taxable return of capital to the extent of the stockholder’s aggregate adjusted tax basis in the shares, and any remaining amount will be treated as capital gain. Capital gain or loss recognized will be long-term if the stockholder’s holding period with respect to the stock surrendered is more than one year at the time of the reverse stock split. The deductibility of a capital loss is subject to limitations. In the case of a stockholder who is an individual, long-term capital gain and qualified dividend income recognized in calendar year 2010 should generally be subject to United States federal income tax at a maximum rate of 15%.

     Backup Withholding. If you are to receive cash as a result of the reverse stock split, you will be required to provide your social security or other taxpayer identification number (or, in some instances, additional information) in connection with the reverse stock split to avoid backup withholding requirements that might otherwise apply. The letter of transmittal and other documentation we will send to you after the reverse stock split will require you to deliver such information when the common stock certificates are surrendered following the effective time. Failure to provide such information may result in backup withholding. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against your United States federal income tax liability provided that the required information is given to the IRS. If backup withholding results in an overpayment of tax, a refund can be obtained by you upon filing an appropriate income tax return on a timely basis.

Tax Consequences to Company

     NOL Limitations May Be Triggered. Pursuant to Section 382 of the Code, an “ownership change” with respect to a company can significantly limit the amount of pre-ownership change net operating losses that such company may use during its post-ownership change periods. For this purpose, an ownership change occurs generally when there is a cumulative change of greater than 50% in a company’s stock ownership within a three (3) year period. The going-private transaction, as well as any future equity issuances and transactions among stockholders, separately or in the aggregate, may trigger an ownership change of Voxware. If an ownership change occurs, then it may limit the amount of net operating losses available to us to offset future taxable income and may reduce the amount of cash available to us to satisfy our obligations. We are uncertain at this time whether the going-private transaction contemplated herein will result in such an ownership change or may contribute to an ownership change within the three years following the exchange.

THE DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. WE URGE YOU TO CONSULT YOUR TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS.

Tax Consequences to Company

     NOL Limitations May Be Triggered. Pursuant to Section 382 of the Code, an “ownership change” with respect to a company can significantly limit the amount of pre-ownership change net operating losses that such company may use during its post-ownership change periods. For this purpose, an ownership change occurs generally when there is a cumulative change of greater than 50% in a company’s stock ownership within a three (3) year period. The going-private transaction, as well as any future equity issuances and transactions among stockholders, separately or in the aggregate, may trigger an ownership change of Voxware. If an ownership change occurs, then it may limit the amount of net operating losses available to us to offset future taxable income and may reduce the amount of cash available to us to satisfy our obligations. We are uncertain at this time whether the going-private transaction contemplated herein will result in such an ownership change or may contribute to an ownership change within the three years following the exchange.

THE DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. WE URGE YOU TO CONSULT YOUR TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS.

Treatment of Stock Options

     Holders of options to purchase common stock immediately prior to the reverse stock split will hold stock options, adjusted pursuant to their terms for a stock split, immediately after the reverse stock split.

Vote Required for Approval of the Reverse Stock Split at the Special Meeting

     The reverse stock split requires the affirmative vote of the majority of outstanding shares of the common stock under Delaware law. The reverse stock split does not require the approval of at least a majority of unaffiliated stockholders.

     Insiders and their affiliates beneficially own approximately [_____]% of the outstanding shares of our common stock. Our executive officers and directors have indicated to us that they intend to vote in favor of the reverse stock split. Please see Schedule I – 2. Principal Stockholders,” and “Special Factors—Interests of Directors and Executive Officers; Potential Conflicts of Interest; Transactions and Arrangements.”

     In the event the reverse stock split is not approved by the affirmative vote of a majority of the outstanding shares of common stock, or the reverse stock split fails to reduce the number of record holders and beneficial holders of our common stock to below 300 to allow us to terminate the registration of our common stock under the Exchange Act without a risk of our again becoming subject to the periodic reporting requirements of the Exchange Act, we will continue to evaluate and explore all available alternatives. We will continue to work to maximize stockholder interests with a goal of returning value to our stockholders; however, we will continue to incur the costs associated with being a public company. Although our board has not yet made any determination, such alternatives may include alternative methods of effecting a going-private transaction in order to reduce the costs associated with being a public company, a share repurchase, an extraordinary dividend, a sale of the Company, or other transactions, to maximize stockholder value and manage our outstanding liabilities.

Effectiveness of the Reverse Stock Split

     We anticipate that the reverse stock split will be effected as soon as practicable after the date of the special meeting, and we intend to file a Certificate of Amendment to our Amended and Restated Certificate of Incorporation, as amended, in the form attached hereto as Annex A to the effect the reverse stock split on or about December 7, 2010. Following the special meeting, transmittal materials will be sent to you that will describe how to turn in your old share certificates and receive the cash payment to which you are entitled. Please see the sections entitled “Additional Information Regarding the Reverse Stock Split—Effective Date” and “Additional Information Regarding the Reverse Stock Split—Exchange of Certificates and Payment for Fractional Shares.”

Financing for the Going-Private Transaction

     Based on estimates of record ownership of shares of common stock, the number of shares outstanding and other information as of the record date, and assuming that [___] shares are cashed out, we estimate that the total funds required to consummate the going-private transaction will be approximately $[___], of which approximately $[____] will be used to pay the costs of the reverse stock split and approximately $[____] will be used to pay consideration to stockholders entitled to receive cash for their shares:

Cash Consideration to Stockholders	$[______]
Financial advisor fees	$[______]
Accounting fees	$[______]
Legal fees	$[______]
SEC filing fees	$[______]
Printing and mailing expenses	$[______]
Depositary fees	$[______]
Information agent fees	$[______]
Out of pocket and miscellaneous	$[______]
Total	$[______]

     On September 17, 2010, we entered into a Securities Purchase Agreement with the Co-Investment Fund II, L.P., an affiliate of Cross Atlantic Technology Fund II, L.P. (the “Co-Investment Fund”), pursuant to which the Co-Investment Fund, (subject to certain closing conditions and to be held contemporaneously with the closing of this Offer and the closing of the proposed reverse split, if any), shall purchase up to 1,956,522 shares of our newly created Series A Non-Participating Convertible Preferred Stock at a purchase price of $1.15 per share and three (3) year warrants to purchase shares of common stock with an exercise price of $1.00 per share (the “Series A Transaction”). The minimum aggregate purchase in the Series A Transaction is $1,250,000, with a maximum up to $2,250,000 in the aggregate. Proceeds from the Series A Transaction will be used for this Offer, the potential reverse split, if necessary, and matters related thereto.

Unavailability of Appraisal or Dissenters’ Rights

     No appraisal or dissenters’ rights are available under Delaware law or under Voxware’s Certificate of Incorporation or bylaws to holders of common stock who vote against the reverse stock split. Other rights or actions may exist under Delaware law or federal and state securities laws for stockholders who can demonstrate that they have been damaged by the reverse stock split.

     Voxware will continue to be governed by Delaware corporate law upon consummation of the reverse stock split.

Other Matters

     Pursuant to our bylaws, no matters may be brought before the special meeting other than as reflected in the attached notice of the special meeting.

PROPOSAL #1 — THE REVERSE STOCK SPLIT

Summary and Structure of the Reverse Stock Split

     Voxware will conduct a 1 – for – 5,000 reverse stock split of the common stock.

     In the reverse stock split:

     (i) each share of common stock held by any stockholder owning more than 5,000 shares in a single account or of record prior to the reverse stock split will be converted, after the reverse stock split, into 1/5,000 of a whole share of common stock; and

     (ii) shares of common stock held by any stockholder owing less than 5,000 shares prior to the reverse stock split will be converted into the right to receive $1.00 in cash, without interest, for each Voxware common share owned by such stockholder immediately prior to the reverse stock split.

     The reverse stock split is intended to take effect on the date the Delaware Secretary of State accepts for filing a Certificate of Amendment to the Amended and Restated Certificate of Incorporation, as amended (the “effective date”). The proposed amendment to the Amended and Restated Certificate of Incorporation with respect to the reverse stock split is attached to this proxy statement as Annex A, and is incorporated herein by reference.

     Stockholders will receive payment for their shares of common stock that are exchanged for cash in lieu of issuing fractional shares in accordance with the procedures described in the section entitled “Additional Information Regarding the Reverse Stock Split — Exchange of Certificates and Payment for Fractional Shares.”

     At least a majority of the common stock outstanding and entitled to vote at the special meeting must approve the reverse stock split before it can be completed. The executive officers, directors and affiliates of Voxware, who together beneficially own approximately [_____]% of the common stock outstanding and entitled to vote at the special meeting, have indicated that they will vote in favor of the reverse stock split.

Certificate of Amendment to Effect the Reverse Stock Split

     The proposed amendment to the Company’s Amended and Restated Certificate of Incorporation underlying Proposal 1 is attached to this Proxy Statement as Annex A, and is incorporated herein by reference.

Board of Directors Recommendation

     The board of directors has authorized and recommends that you approve the reverse stock split and the amendment to Voxware’s Amended and Restated Certificate of Incorporation in the form attached hereto as Annex A to effect a reverse stock split of our common stock at a ratio of 1 – for – 5,000, and the repurchase of the resulting fractional shares held by each stockholder with less than one share in each account or of record after the reverse stock split.

     As a result of the reverse stock split: (a) each stockholder owning fewer than 5,000 shares of outstanding common stock immediately before the reverse stock split will receive $1.00 in cash, without interest, for each Voxware common share owned by such stockholder immediately prior to the reverse stock split and will no longer be a stockholder of Voxware; and (b) each stockholder owning one or more shares of common stock after the reverse stock split was effected will continue to be a stockholder of Voxware. The reverse stock split is proposed for the purpose of taking Voxware private and terminating reporting obligations under the Exchange Act.

     The board has unanimously determined that the reverse stock split is in the best interest of Voxware and fair to Voxware’s stockholders who would not retain their interest in Voxware, and those who would retain their interest (referred to as the “continuing stockholders”), after the reverse stock split.

THE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE APPROVAL AND ADOPTION OF THE REVERSE STOCK SPLIT, INCLUDING THE PROPOSED AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO EFFECT SUCH REVERSE STOCK SPLIT.

     The board of directors has retained the absolute authority to reject and not implement the reverse stock split even after stockholder approval. If for any reason the reverse stock split is not approved, or, if approved, not implemented, the common stock will not be deregistered under the Exchange Act unless and until such time as Voxware otherwise is eligible and our board decides to do so.

PROPOSAL #2 — ADJOURNMENT

     We may ask stockholders to vote upon a proposal to postpone or adjourn the Special Meeting to permit further solicitation of proxies in the event that an insufficient number of shares of common stock is present in person or by proxy to approve the reverse stock split. If this motion is made, a majority of the shares of common stock present in person or represented by proxy at the special meeting and entitled to vote at the special meeting, will be required to approve the motion.

Board Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

ADDITIONAL INFORMATION REGARDING THE REVERSE STOCK SPLIT

Effective Date

     The reverse stock split will become effective as of the date that the Delaware Secretary of State accepts for filing a Certificate of Amendment to our Certificate of Incorporation. We intend to effect the reverse stock split through the filing of such Certificate of Amendment on or about December 7, 2010. The shares of common stock acquired by the Company in connection with the reverse stock split will be restored to the status of authorized but unissued shares.

     The suspension of the Company’s obligation to file periodic reports and other documents under the Exchange Act will become effective upon the filing with the SEC of a certification and notice of termination of registration on Form 15, and the termination of the registration of the common stock will become effective ninety (90) days thereafter.

Exchange of Certificates and Payment for Fractional Shares

     The Company’s transfer agent, the Registrar and Transfer Company (the “transfer agent”), will act as the Company’s agent for purposes of exchanging certificates and paying for fractional shares in connection with the reverse stock split.

     Stockholders owning fewer than 5,000 shares at the effective date of the reverse stock split will receive for each pre-split share of common stock $1.00 in cash, without interest. Stockholders who own 5,000 or more shares at the effective date of the reverse stock split will receive 1/5,000 of a share of common stock for each share of Voxware common stock held prior to the reverse stock split, and will be entitled to receive cash for their fractional share interests resulting from the reverse stock split.

     As soon as practicable after the effective date of the reverse stock split, the Company will send to each holder of record of common stock and to each beneficial owner of common stock held in “street name” on behalf of such owner, instructions for surrendering stock certificates for cancellation in connection with the reverse stock split. Such instructions will include a letter of transmittal to be completed and returned to the transfer agent by the holder of such certificates, together with such certificates.

     As soon as practicable after the transfer agent receives any surrendered certificate, together with a duly completed and executed letter of transmittal with respect thereto and such other documents as the Company may require, the transfer agent will deliver to the person cash, without interest, in an amount for each pre-split share of common stock that is represented by such fractional share equal to $1.00 and a stock certificate representing any remaining stock ownership in the Company following the reverse stock split.

     There will be no differences between the respective rights, preferences or limitations of the common stock prior to the reverse stock split and the common stock after the transaction. There will be no differences with respect to dividend, voting, liquidation or other rights associated with the common stock. There are no accrued or unpaid dividends on the common stock.

     For purposes of determining ownership of shares of common stock on the effective date, such shares will be considered held by the person in whose name such shares are registered on the records of the Company or, in the case of shares held by a broker, bank or other third party in “street name” on behalf of its client, in the name of the person whose account such shares are held in by such broker, bank, or other third party on the effective date, regardless of the beneficial ownership of those shares. Upon effecting the reverse stock split, the Company intends to treat stockholders holding common stock in “street name” in the same manner as registered stockholders whose shares are registered in their names. Prior to the effective date, the Company will conduct an inquiry of all the brokers, banks and other third parties (“Participants”) that hold shares of common stock in “street name.” These Participants will be instructed to effect the going-private transaction for their beneficial holders holding common stock in “street name.” These Participants will provide the Company with information on how many fractional shares will be cashed out.

     However, such Participants may have different procedures than registered stockholders for processing the reverse stock split. Investors that hold an aggregate of shares exceeding the reverse stock split ratio in multiple accounts with one or more brokers should consider combining their holdings into one account if they wish to retain their holdings and ensure that they are not inadvertently cashed out in the reverse stock split. If you hold your shares in “street name” with a bank, broker or other third party and you have any questions in this regard, we encourage you to contact your bank, broker or nominee.

     No service charge, brokerage commission, or transfer tax will be payable by any holder of any old certificate evidencing shares of common stock in connection with the issuance of a new certificate in respect thereof, except that if any new certificate is to be issued in a name other than that in which the old certificate that is surrendered for exchange is registered, it will be a condition to such issuance that: (i) the person requesting such issuance pay to the Company any transfer taxes payable by reason of such transfer (or any prior transfer of such surrendered certificate, if any) or establish to the satisfaction of the Company that such taxes have been paid or are not payable; and (ii) the surrendered certificate is properly endorsed and otherwise in proper form for transfer.

     If any certificate evidencing common stock has been lost or destroyed, the Company may, in its sole discretion, accept in lieu thereof a duly executed affidavit and indemnity agreement in a form satisfactory to the Company. The holder of any shares of common stock evidenced by any certificate that has been lost or destroyed must submit, in addition to the letter of transmittal sent by the Company, the above-referenced affidavit and indemnity agreement, and any other document required by the Company, a bond or other security satisfactory to the Company indemnifying the Company and all other persons against any losses incurred as a consequence of issuing a certificate evidencing new shares of common stock or paying cash in lieu of issuing fractional shares of common stock in exchange for the existing shares of common stock evidenced or purported to be evidenced by such lost or destroyed certificate. Additional instructions with respect to lost or destroyed certificates will be included with the letter of transmittal that the Company will send to stockholders after the effective date.

DO NOT SEND SHARE CERTIFICATES TO THE COMPANY OR THE TRANSFER AGENT UNTIL AFTER YOU HAVE RECEIVED THE ABOVE-REFERENCED LETTER OF TRANSMITTAL AND ACCOMPANYING INSTRUCTIONS.

Escheat Laws

     The unclaimed property and escheat laws of each state provide that, under circumstances defined in that state’s statutes, holders of unclaimed or abandoned property must surrender that property to the state. Persons whose shares are cashed out and whose addresses are unknown to us or who do not return their stock certificates and request payment for their cashed-out shares generally will have a period of years from the Effective Date in which to claim the cash payment payable to them. For example, with respect to stockholders whose last known addresses are in Delaware, as shown by our records, the period is five (5) years. Following the expiration of that five-year period, Delaware escheat laws would likely cause the cash payments to escheat to the State of Delaware. For stockholders who reside in other states or whose last known addresses, as shown by our records, are in states other than Delaware, such states may have abandoned property laws which call for such state to obtain either (i) custodial possession of property that has been unclaimed until the owner reclaims it; or (ii) escheat of such property to the state. Under the laws of such other jurisdictions, the “holding period” or the time period which must elapse before the property is deemed to be abandoned may be shorter or longer than five years. If we do not have an address for the holder of record of the shares, then unclaimed cash-out payments would be turned over to our state of incorporation, the State of Delaware, in accordance with its escheat laws.

Regulatory Approvals

     The Company is not aware of any material governmental or regulatory approval required for completion of the going-private transaction, other than compliance with the applicable federal and state securities laws and Delaware corporate laws.

INFORMATION ABOUT THE COMPANY

Common Stock

     As of the close of business on November 17, 2010, there were [_____] shares of the Company’s common stock, par value $0.001 per share, issued and outstanding.

Price Range of Common Stock

     Our common stock has historically traded on the NASDAQ Capital Market under the trading symbol “VOXW” and is currently trading on the Pink Sheets under the ticker symbol “VOXW.PK.” On September 2, 2010, we received a determination from the Listing Qualifications Department of NASDAQ that our request for continued listing on the NASDAQ Capital Market was denied. As a result, our common stock was suspended from trading at the opening of business on September 13, 2010, and a Form 25-NSE was filed with the Securities and Exchange Commission which removed our securities from listing and registration on the NASDAQ Capital Market. Upon delisting from NASDAQ, and until consummation of the reverse split, we expect that our common stock will be quoted on the Pink Sheets. The following table sets forth, for the fiscal quarters indicated, the high and low sale prices for our common stock.

	High	Low
Fiscal Year: 2008
1st Quarter	$7.45	$3.78
2nd Quarter	$6.10	$3.31
3rd Quarter	$6.00	$4.10
4th Quarter	$4.97	$3.52
Fiscal Year: 2009
1st Quarter	$4.57	$1.90
2nd Quarter	$4.25	$0.75
3rd Quarter	$5.52	$0.10
4th Quarter	$2.89	$0.75
Fiscal Year: 2010
1st Quarter	$2.99	$1.51
2nd Quarter	$2.08	$1.19
3rd Quarter	$1.91	$1.47
4th Quarter	$1.61	$0.90
Fiscal Year: 2011
1st Quarter	$0.96	$0.56

     On September 8, 2010 the last full trading day prior to the public announcement of our intent to pursue the going-private transaction, including this offer, the closing sale price of our common stock was $0.75, as quoted on the NASDAQ Capital Market. WE URGE YOU TO OBTAIN MORE CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK.

Background of Company and Directors and Executive Officers

     Neither the Company nor any of the Company’s directors or executive officers has been convicted in a criminal proceeding during the past ten years (excluding traffic violations or similar misdemeanors) or has been a part to any judicial or administrative proceeding during the past ten years (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations or, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

     Each of the Company’s directors and executive officers is a citizen of the United States.

     For additional information about our directors and executive officers, please see Schedule 1 to this proxy statement.

Significant Corporate Events

     During the past two years, there have been no negotiations, transactions or material contacts among Voxware, its executive officers, its directors, and their affiliates concerning any merger, consolidation, acquisition, tender offer, election of Voxware directors, or sale or other transfer of material assets.

Financial Information

     Our historical financial statements for the fiscal years ended June 30, 2009, and June 30, 2010, are incorporated herein by reference to Part IV, Item 15 of our Annual Report on Form 10-K for the fiscal year ended June 30, 2010, filed with the SEC.

     Our historical unaudited financial statements for the fiscal quarter ended March 31, 2010 are incorporated herein by reference to our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2010, filed with the SEC.

     Our aggregate stockholders’ equity will decrease from approximately $1,896,000 as of June 30, 2010 to approximately $1,579,000 on a pro forma basis (after giving effect to payment of tender offer costs in the amount of $245,000 and approximately $2,217,000 for the purchase of shares tendered, offset by proceeds of approximately $2,250,000 representing the amount of aggregate purchase price for the Series A Transaction less transaction costs of approximately $105,000.

     Our book value per share of our common stock will decrease from $0.23 as of June 30, 2010 to approximately $0.27 per share of common stock on a pro forma basis.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
VOXWARE, INC.
(IN THOUSANDS, EXCEPT SHARE DATA)

		Pro Forma			Pro Forma
	June 30, 2010	Adjustments			June 30, 2010
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$3,360		$(317	)(1)	$3,043
Accounts receivable, net	2,415				2,415
Inventory, net	643				643
Deferred project costs	13				13
Prepaid expenses and other current assets	314				314
Total current assets	6,745		(317)		6,428
Property and equipment, net	347				347
Capitalized software development costs	51				51
Other assets	196				196
TOTAL ASSETS	$7,339		$(317)		$7,022

LIABILITIES AND
STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Current portion of long-term debt	$150	$			$150
Accounts payable and accrued expenses	2,438				2,438
Current portion of deferred revenues	2,683				2,683
Total current liabilities	5,271				5,271
Long-term portion of deferred revenues	159				159
Long-term debt, net of current maturities	13				13
Total liabilities	5,443				5,443
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
Series A Non-Participating Convertible Preferred
Stock, $0.001 par value, 1,956,522 shares issued
in connection with the Series A Transaction			2,145	(2)	2,145
Common Stock, $0.001 par value, 15,000,000 shares
authorized, 8,090,433 issues and outstanding at
June 30, 2010 and shares issued and outstanding
after tender offer of 5,873,433	8		(2	)(3)	6
Additional paid-in capital	84,551		(2,215	)(3)	82,336
Accumulated deficit	(82,663)		(245)		(82,908)
Total stockholders' equity	1,896		(317)		1,579
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$7,339		$(317)		$7,022
Outstanding shares	8,090,433		(2,217,000)		5,847,433
Net book value per share	$0.23	$			$0.27

UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED STATEMENTS OF OPERATIONS
VOXWARE, INC.
(IN THOUSANDS)

					Pro Forma
	Year Ended				Year Ended
	June 30,	Pro Forma			June 30,
	2010	Adjustments			2010
REVENUES
Product revenues	$6,678	$			$6,678
Services revenues	5,908				5,908
Total revenues	12,586				12,586
COST OF REVENUES
Cost of product revenues	2,969				2,969
Cost of services revenues	1,939				1,939
Total cost of revenues	4,908				4,908
GROSS PROFIT	7,678				7,678
OPERATING EXPENSES
Research and development	3,073				3,073
Sales and marketing	4,176				4,176
General and administrative	3,477		245	(4)	3,722
Total operating expenses	10,726		245		10,971
OPERATING LOSS	(3,048)		(245)		(3,293)
INTEREST EXPENSE, NET	(49)				(49)
LOSS BEFORE INCOME TAXES	(3,097)		(245)		(3,342)
PROVISION FOR INCOME TAXES	--		--		--
NET LOSS	$(3,097)		$(245)		$(3,342)
NET LOSS PER SHARE
Basic and diluted	$(0.39)		$--		$(0.57)
WEIGHTED AVERAGE NUMBER OF SHARES
Basic and diluted	8,041		(2,217	)(5)	5,824

____________________

(1)	Represents the impact of cash used to effect the tender offer. The estimated cash outlay is approximately $317,000, which consists of $2,217,000 for the shares subject to the tender offer and $245,000 of tender offer related expenses. Offsetting this is the expected receipt of a minimum of $1,250,000 and up to $2,250,000 (less $105,000 of related costs) related to the issuance of up to 1,956,522 shares of the Company’s Series A Non-Participating Convertible Preferred Stock at $1.15 per share.

(2)	Represents the increase in preferred stock based on the expected issuance of 1,956,522 shares of the Company’ s Series A Non-Participating Convertible Preferred Stock less expected costs of $105,000.

(3)	Represents the reduction to common stock and paid in capital for the shares subject to the tender offer.

(4)	Represents the tender offer related expenses, consisting of legal costs, consulting costs, transfer agent fees, filing and printing fees.

(5)	Pro forma basic and diluted weighted outstanding shares are adjusted based on the redemption of an estimated 2,217,000 common shares.

RATIO OF EARNINGS TO FIXED CHARGES
VOXWARE, INC.
(IN THOUSANDS, EXCEPT RATIO DATA)

			Pro Forma
	Year Ended		Year Ended
	June 30, 2010		June 30, 2010
Loss before income taxes	(3,097)		(3,342)
Fixed charges:
Interest	49		49
Loss available to cover fixed charges	(3,048)		(3,293)
Ratio of earnings to fixed charges(a)	(62.2	)x	(67.2	)x
____________________

(a)	For the purposes of computing the ration of earnings to fixed charges, earnings consist of loss before incomes taxes plus fixed charges. Fixed charges consist of interest expense on all indebtedness.

Prior Stock Purchases by the Company

     On November 4, 2010, the tender offer expired. Voxware purchased [___] shares of its common stock for $1.00, for a total purchase price of $[___].

Dividends

     We have never paid dividends on our common stock, and we have no plans to pay dividends on the common stock in the foreseeable future, preferring to continue our policy of retaining earnings for reinvestment in our business, rather than paying cash dividends.

Prior Public Offerings

     Voxware has not made any underwritten public offerings of its common stock during the past three years.

Additional Information

     We are subject to the information and reporting requirements of the Exchange Act, and in accordance with such laws we file with the SEC periodic reports, proxy statements and other information relating to our business, financial condition and other matters. We are required to disclose in these proxy statements filed with the SEC certain information, as of particular dates, concerning our directors and executive officers, their compensation, stock options granted to them, the principal holders of our securities and any material interest of such persons in transactions with us.

     We have also filed with the SEC, with respect to the tender offer, an Issuer Tender Offer Statement on Schedule TO, which includes additional information with respect to the offer.

     The reports, statements and other information (including any exhibits, amendments or supplements to such documents) we file may be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public without charge on the SEC’s website at www.sec.gov.

Incorporation by Reference

     The rules of the SEC allow us to “incorporate by reference” information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. These documents contain important information about us.

     Financial Statements. Our historical financial statements for the fiscal years ended June 30, 2008, and June 30, 2009, are incorporated herein by reference to Part IV, Item 15 of our Annual Report on Form 10-K for the fiscal year ended June 30, 2009, filed with the SEC.

SEC FILINGS	PERIOD OR DATE FILED
Annual Report on Form 10-K	Year ended June 30, 2010 and 2009

Amendment No. 1 to Annual Report on Form 10-K	Year ended June 30, 2010

Proxy Statement for 2009 Annual Meeting of Stockholders	Filed October 29, 2009

     You can obtain any of the documents incorporated by reference in this document from us without charge, excluding any exhibits to those documents, by requesting them in writing or by telephone from us at Voxware, Inc., 300 American Metro Blvd., Suite 155, Hamilton, NJ 08619; (609) 514-4100.

     Please be sure to include your complete name and address in your request. If you request any incorporated documents, we will mail them to you by first class mail, or another equally prompt means, within one (1) business day after we receive your request. In addition, you can obtain copies of these documents from the SEC’s website at www.sec.gov. Such documents may also be inspected at the locations described above.

MANAGEMENT

     Set forth in Schedule I is certain information concerning our directors and executive officers, including their names, principal occupations and other employment during the past five years, and their directorships in certain companies, as reported by the respective executive officers and directors, and their mailing addresses.

HOUSEHOLDING

     Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements. This means that only one copy of our proxy statement may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of such document to you if you write or call us at the following address or phone number: 300 American Metro Blvd., Suite 155, Hamilton, NJ 08619, (609) 514-4100. If you want to receive separate copies of the proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holders, or you may contact us at the above address and phone number.

OTHER MATTERS

     The board of directors knows of no other business which will be presented at the special meeting. If any other business is properly brought before the special meeting, proxies in the enclosed form will be voted in accordance with the judgment of the persons voting the proxies.

By Order of the Board of Directors

/s/ William G. Levering
WILLIAM G. LEVERING III
Secretary

SCHEDULE I

1. Directors and Executive Officers

     The following sets forth certain information concerning our directors and executive officers, including their names, principal occupations and other employment during the past five (5) years, and their directorships in certain companies, as reported by the respective executive officers and directors. The address for each executive officer and directors is c/o Voxware, Inc., 300 American Metro Boulevard, Suite 155, Hamilton, New Jersey 08619, (609) 514-4100.

The Board of Directors

     Set forth below are the names of the persons nominated as directors and their ages as of November 10, 2010, their offices in the Company, if any, their principal occupations or employment for the past five (5) years, the length of their tenure as directors and the names of other public companies in which such persons hold directorships.

Name	Age	Position with the Company
Joseph A. Allegra (1)(3)	57	Director and Chairman of the Board
James L. Alexandre (2)(3)	53	Director
Donald R. Caldwell (1)(3)	64	Director
Don Cohen	55	Director
Robert Olanoff (2)	54	Director
David J. Simbari (1)(2)	56	Director
Scott J. Yetter	49	President, Chief Executive Officer, and Director
____________________

(1)	Member of the Compensation Committee.

(2)	Member of the Audit Committee.

(3)	Member of the Nominating and Corporate Governance Committee.

     The following information about the principal occupation or employment, other affiliations and business experience of the nominees above has been furnished to us by the nominees:

     Joseph A. Allegra has served as a director of Voxware since June 2003. Since 2001, Mr. Allegra has been a General Partner at Edison Venture Fund, a venture capital firm and an affiliate of Voxware. He serves as a director of six Edison privately held portfolio companies: Agentek, Archive Systems, CheckPoint HR, JGI, M5 Networks, Maptuit, Red Vision and SanPulse. Previously, from 1989 to 2000, Mr. Allegra was co-founder and CEO of Princeton Softech, a company dedicated to development of data application management. From 1988 to 1989, he was Vice President of Research and Development (“R&D”) for Computer Associates (“CA”), following its acquisition of Applied Data Research (“ADR”). He was a product manager, led product support and headed R&D at CA and ADR during a 12-year period. Mr. Allegra co-founded the Software Association of New Jersey and was Chairman of the New Jersey Technology Council. He was also a management consultant for several technology companies. Mr. Allegra received a B.A. in Economics and Computer Science from Rutgers University and an M.B.A. in Information Systems from New York University Stern School of Business.

Schedule I - 1

     James L. Alexandre has served as a director of Voxware since August 2005. Since 2003, Mr. Alexandre has acted as a private investor managing a diversified portfolio of public and private investments. From 2001 to 2002, Mr. Alexandre was President of Credit Suisse First Boston Securities - Japan, Limited, part of a global investment banking and financial services firm. From 2000 to 2001, Mr. Alexandre served as Managing Director and Co-Chief Integration Officer of Credit Suisse First Boston. From 1983 to 2000, Mr. Alexandre held various positions in Donaldson, Lufkin & Jenrette Securities Corporation (“DLJ”), an international investment bank, including President and CEO of DLJ International, prior to DLJ’s acquisition by Credit Suisse First Boston in 2000. Mr. Alexandre received his B.A. in History and Latin from the University of North Carolina and his M.B.A. from Harvard Business School. Currently, Mr. Alexandre sits on the Boards of Directors of Emerald BioAgriculture, Inc., GEO2 Technologies, Inc., HCR Software Solutions, Inc., and ZT3 Technologies, Inc.

     Donald R. Caldwell has served as a director of Voxware since December 2004. Since April 1999, Mr. Caldwell has been Chairman and Chief Executive Officer of Cross Atlantic Capital Partners Inc., a venture capital fund and affiliate of Voxware. From February 1996 to March 1999, Mr. Caldwell was President and Chief Operating Officer of Safeguard Scientifics, Inc. Mr. Caldwell currently serves on the Boards of Directors of many companies, including Diamond Management & Technology Consultants, Inc., Quaker Chemical Corporation, Management Dynamics, Inc. and Rubicon Technology, Inc. Mr. Caldwell is also the Chairman of the Pennsylvania Academy of the Fine Arts. Mr. Caldwell received a B.S. from Babson College and an MBA from the Graduate School of Business at Harvard University. Mr. Caldwell is a Certified Public Accountant in the State of New York.

     Don Cohen has served as a director of Voxware since September 2007. Currently, Mr. Cohen is an independent consultant. From February 2007 until September 2010, Mr. Cohen served as Chief Technology Officer for Archive Systems, Inc., a privately-held, web-based image access and document capture service. From October 2005 through January 2007, Mr. Cohen served as Business Unit Executive for Rocket Software, Inc., a privately-held enterprise infrastructure developer. From April 2003 through October 2005, Mr. Cohen served as Vice President, Software Engineering for Voxware, Inc. Prior to that, Mr. Cohen held various positions with Princeton Softech, Inc., a company dedicated to the development of data application management. Mr. Cohen received his B.S. from SUNY Albany and his M.S. from Rutgers University.

     Robert Olanoff has served as a director of Voxware since October 2006. Since February 18, 2008, Mr. Olanoff has served as Chief Financial Officer of Systech International, a software provider for the packaging industry. From August 2005 until February 2008, Mr. Olanoff has served as an independent finance consultant with Olanoff Consulting. From January 2005 to July 2005, Mr. Olanoff served as Chief Financial Officer of FNX Limited, a software provider to the banking industry. From January 2004 to August 2004, Mr. Olanoff served as Chief Financial Officer for Foxtons, Inc., a discount residential real estate broker, and from 2001 to 2004 he served as Chief Financial Officer for Paragon Computer Professionals, an IT service provider. Prior to 2001, Mr. Olanoff held positions of Chief Financial Officer with RecruitSource, Inc., an internet recruiting software company; Beechwood Data Systems, Inc., a provider of software solutions and services to the telecommunications industry; and Intelligroup, Inc., a computer consulting and system integration services provider. Mr. Olanoff earned a B.A. in Economics from Rutgers University in 1978.

     David J. Simbari has served as a director of Voxware since December 2007. Since September 2006, Mr. Simbari has served as President and Chief Executive Officer of SupplyPro, a premier provider of automated point-of-use dispensing technologies. From March 1998 to February 2005, Mr. Simbari served as Chairman of the Board of Directors and Chief Executive Officer of OPTUM Inc., a privately-held provider of supply chain and warehouse management software (acquired by Click Commerce Inc. in 2005). Prior to OPTUM, Mr. Simbari spent five (5) years with Industri-Maternatik, a Swedish provider of complex order management systems for consumer package goods companies, first as President of North American operations and later as Senior Vice President for worldwide sales and marketing. Mr. Simbari earned his B.B.A. from Siena College in 1976.

Schedule I - 2

     Scott J. Yetter has served as President of Voxware, Inc. since October 31, 2006, as a member of the Board of Directors since November 22, 2006 and as Chief Executive Officer since September 2007. Mr. Yetter joined Voxware in August 2006 as Vice President of Marketing and Sales-North America. He brings over 20 years experience in sales, marketing, operations and executive management to his position, having spent ten of those years at American Software/Logility, an early provider of Enterprise Resource Planning and supply chain solutions. From 2003 to 2005, Mr. Yetter was President of Media DVX, a distributor of digital content. Previously, from 2001 to 2003, Mr. Yetter was a principal at Katalyst Venture Partners, a venture/consulting firm, where he provided management assistance for portfolio companies of Katalyst and other local venture firms. From 1985 to May 2001, he held various sales management positions at Impresse Corporation, American Software, Inc., I2 Technologies and JBA International. Mr. Yetter received a B.S. in Industrial Engineering from Georgia Institute of Technology.

     None of our directors is related to any other director or to any of our executive officers.

Executive Officers

     The following table sets forth certain information regarding our executive officers who are not also directors. We have employment agreements with all executive officers.

			In Current
			Position
Name	Age	Position with the Company	Since
Scott J. Yetter (1)	49	President and Chief Executive Officer	2006
Stephen J. Gerrard (2)	59	Vice President Marketing and Strategic Planning	2009
William G. Levering III (3)	50	Vice President and Chief Financial Officer, Treasurer and Secretary	2008
Charles K. Rafferty (4)	48	Vice President and General Manager, North	2005
Krishna Venkatasamy (5)	38	Vice President, Product Strategy and Management	2006
____________________

(1)	Scott J. Yetter has served as President of Voxware, Inc. since November 2006 and as Chief Executive Officer since September 2007. Mr. Yetter joined Voxware in August 2006 as Vice President of Marketing and Sales- North America. He brings over 20 years experience in sales, marketing, operations and executive management to his position, having spent ten of those years at American Software/Logility, an early provider of ERP and supply chain solutions. From 2003 to 2005, Mr. Yetter was President of Media DVX, a distributor of digital content. Previously, from 2001 to 2003 Mr. Yetter was a principal at Katalyst Venture Partners, a venture/consulting firm, where he provided management assistance for portfolio companies of Katalyst and other local venture firms. From 1985 to May 2001, he held various sales management positions at Impresse Corporation, I2 Technologies and JBA International. Mr. Yetter received a B.S. in Industrial Engineering from Georgia Institute of Technology.

(2)	Stephen J. Gerrard has served as Vice President Marketing and Strategic Planning since April 2009 and is responsible for corporate marketing as well as setting strategic goals for the Company. From April 2005 to March 2009, he was responsible for international sales, marketing and delivery services. From March 2003 to April 2005, he was responsible for Voxware’s corporate marketing. Mr. Gerrard has been in the software industry for more than 25 years, serving primarily as a sales and marketing executive. He was Vice President of Marketing at Applied Data Research from 1982 to 1988. He was also responsible for marketing and strategic planning at Princeton Softech and held senior management positions at Connextive, VirtualEdge and Envoy Technologies. Mr. Gerrard holds a B.A. from Ambassador University in St. Albans, England.

Schedule I - 3

(3)	William G. Levering III has served as Vice President and Chief Financial Officer and Treasurer since March 2008. In October 2008, Mr. Levering was appointed as the Corporate Secretary. From 2005 to 2008, Mr. Levering served as Chief Financial Officer, Secretary and Treasurer of Princeton Softech, Inc., a leader in Enterprise Data Management software solutions. Prior to joining Princeton Softech, Mr. Levering worked at AXS-One, Inc. (formerly Computron Software, Inc.), where he served as Chief Financial Officer and Treasurer from 2000 to 2004; Vice President, Corporate Controller from 1997 to 2000; and Revenue Controller from 1996 to 1997. Prior to his tenure at AXS-One, Mr. Levering started his career with KPMG LLP, an international accounting firm and was employed from 1982 to 1996 where he spent the last seven (7) years as a senior audit manager. Mr. Levering holds a B.A. in Economics and Finance from Rutgers University.

(4)	Charles K. Rafferty has served as Vice President and General Manager of North American Operations, is responsible for sales, marketing, delivery services and customer support since November 2006. From August 2005 to November 2006, Mr. Rafferty was responsible for software development and management of global partnerships. From 2003 to 2005, Mr. Rafferty served as Vice President North American Sales and Business Development of Optum, Inc. Prior to joining Optum, Mr. Rafferty served as the senior sales and marketing executive at Prescient Systems. In addition, Mr. Rafferty held various sales, marketing and management positions at Logility, Dun & Bradstreet Software and Automatic Data Processing, Inc. Mr. Rafferty holds a B.S. in Business Management & Information Systems from Widener University.

(5)	Krishna Venkatasamy has served as Vice President, Voxware Application Development, since November 2006 and now is in charge of Product Strategy. Mr. Venkatasamy joined the Company in December 2003 as Director of Product Development. He has spent over 13 years engineering software solutions for supply chain planning and execution. From 2002 to June 2003, Mr. Venkatasamy was Director of Product Development at Industri- Matematik International Inc., a supply chain management software vendor. Prior to that, from 1996 to 2002, Mr. Venkatasamy served in various senior engineering positions in the product development and management organization at i2 Technologies Inc, one of the leading supply chain management software providers. While at i2 Technologies, Mr. Venkatasamy helped establish the offshore product development center in India. Prior to that, Mr. Venkatasamy served in software engineering positions at a number of software development companies. Mr. Venkatasamy holds a B.S. in Engineering in Computer Science from CIT, India.

     None of our executive officers is related to any other executive officer or to any director of the Company.

2. Principal Stockholders

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information with respect to the beneficial ownership of our common stock as of November 10, 2010 for (a) each of our current executive officers, (b) each of our current directors, (c) all of our current directors and executive officers as a group and (d) each stockholder known by us to own beneficially more than five percent (5%) of our common stock. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. We deem shares of common stock that may be acquired by an individual or group within sixty (60) days of November 10, 2010, pursuant to the exercise of options to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. Except as indicated in footnotes to this table, we believe that the stockholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them based on information provided to us by these stockholders. Percentage of ownership is based upon [______] shares of our common stock outstanding on November 10, 2010. Unless otherwise indicated, the address for each of the stockholders in the table below is c/o Voxware, Inc., 300 American Metro Boulevard, Suite 155, Hamilton, New Jersey 08619.

Schedule I - 4

Shares Issuable
Pursuant to
	Options/Warrants	Shares of
	Exercisable Within	Common Stock Beneficially
	60 Days of	Owned
Name and address of Beneficial Owner	November 10, 2010	Number(1)	Percent
Stockholders owning approximately 5% or more
Edison Venture Fund V, L.P.(2)
1009 Lenox Drive #4, Lawrenceville, NJ 08648			%
Cross Atlantic Technology Fund Entities(3)
5 Radnor Corporate Center #555
100 Matsonford Road, Radnor, PA 29087			%
Scorpion Nominees Limited(4)
c/o Oracle Management Ltd.
85 Reid Street, Hamilton HM12, Bermuda			%
Directors and Executive Officers
Joseph A. Allegra(5)			%
Donald R. Caldwell(6)			%
James L. Alexandre(7)			%
Don Cohen(8)
David J. Simbari(9)
Scott J. Yetter(10)			%
William G. Levering(11)
Charles K. Rafferty(12)			%
Stephen J. Gerrard(13)			%
Krishna Venkatasamy(14)			%
Executive officers and directors as a group
(11 persons)			%
____________________

**	Less than 1% of outstanding shares of our common stock.

(1)	Includes shares issuable pursuant to options/warrants exercisable within sixty (60) days of November 10, 2010.

(2)	Includes 2,999,156 shares of Common stock and 801,388 shares of Common stock issuable upon exercise of Common stock warrants. Collectively, Joseph A. Allegra, Ross Martinson, John Martinson and Gary Golding have voting and investment control over the shares of Common stock held by Edison Venture Fund V, L.P., but disclaim beneficial ownership of such shares, except to the extent of any pecuniary interest therein. Mr. Allegra has served on our Board of Directors since June 2003. Mr. Martinson served on our Board of Directors from June 2003 to July 2006.

Schedule I - 5

(3)	Includes 904,480 shares of Common stock and 257,605 shares of Common stock issuable upon exercise of Common stock warrants held by Cross Atlantic Technology Fund II, L.P., and 1,142,857 shares of Common stock and 114,286 shares of Common stock issuable upon exercise of Common stock warrants held by Co-Investment Fund II, L.P. Collectively, Donald R. Caldwell, President and Chief Executive Officer, Fred Tecce, Vice President, Richard M. Fox, Vice President, and Gerry McCrory, Vice President, have voting and investment control over the shares of Common stock held by Cross Atlantic Technology Fund II, L.P. and Co-Investment Fund II, L.P., but disclaim beneficial ownership of such shares, except to the extent of any pecuniary interest therein. Mr. Caldwell has served on our Board of Directors since December 2004.

(4)	Includes 511,890 shares of Common stock and 6,426 shares of Common stock issuable upon exercise of Common stock warrants. Collectively, John O’Kelly-Lynch, President and Director, and William Spencer, Vice President and Director, have voting and investment control over the shares of Common stock held by Scorpion Nominees Limited, but disclaim beneficial ownership of such shares, except to the extent of any pecuniary interest therein.

(5)	Includes 2,999,156 shares of Common stock and 801,388 shares of Common stock issuable upon the exercise of warrants owned by Edison Venture Fund V, L.P. The reporting person is a general partner of Edison Venture Fund V, L.P. and disclaims beneficial ownership of the reported securities except to the extent of his pecuniary interest therein. Also includes 9,916 shares of Common stock issuable upon the exercise of stock options issued to Mr. Allegra.

(6)	Includes 904,480 shares of Common stock and 257,605 shares of Common stock issuable upon the exercise of warrants owned by Cross Atlantic Technology Fund II, L.P., and 1,142,857 shares of Common stock and 114,286 shares of Common stock issuable upon exercise of Common stock warrants held by Co-Investment Fund II, L.P. Also includes 9,916 shares of Common stock issuable upon the exercise of stock options issued to Mr. Caldwell. The reporting person is a general partner of Cross Atlantic Technology Fund II, L.P. and Co-Investment Fund II, L.P., and disclaims beneficial ownership of the reported securities except to the extent of his pecuniary interest therein.

(7)	Includes 104,166 shares of Common stock and 7,354 shares of Common stock issuable upon the exercise of stock options.

(8)	Reflects 5,423 shares of Common stock issuable upon the exercise of stock options.

(9)	Reflects 6,607 shares of Common stock issuable upon the exercise of stock options.

(10)	Includes 96,959 shares of Common stock purchased from Restricted stock units, 265,847 issuable upon the exercise of stock options and 8,363 vested and undelivered Restricted stock units.

(11)	Includes 15,375 shares of Common stock purchased from Restricted stock units, 54,972 shares of Common stock issuable upon the exercise of stock options and 2,500 vested and undelivered Restricted stock units.

(12)	Includes 27,364 shares of Common stock purchased from Restricted stock units, 98,146 shares of Common stock issuable upon the exercise of stock options, and 4,067 vested and undelivered Restricted stock units.

(13)	Includes 48,552 shares of Common stock, 68,785 shares of Common stock issuable upon the exercise of stock options and 4,067 vested and undelivered Restricted stock units.

(14)	Includes 28,490 shares of Common stock purchased from Restricted stock units, 70,898 shares of Common stock issuable upon the exercise of stock options and 4,067 vested and undelivered Restricted stock units.

Schedule I - 6

3. Securities Transactions

     On September 17, 2010, we entered into a Securities Purchase Agreement with the Co-Investment Fund II, L.P., an existing stockholder and an affiliate of Cross Atlantic Technology Fund II, L.P. (the “Co-Investment Fund”), pursuant to which the Co-Investment Fund, subject to certain closing conditions and in two (2) closings (to be held contemporaneously with the closing of this Offer and the closing of the proposed reverse split, if any), shall purchase up to 1,956,522 shares of our newly created Series A Non-Participating Convertible Preferred Stock at a purchase price of $1.15 per share and three (3) year warrants to purchase shares of common stock with an exercise price of $1.00 per share (the “Series A Transaction”). The minimum aggregate purchase in the Series A Transaction is $1,250,000, with a maximum up to $2,250,000 in the aggregate. Proceeds from the Series A Transaction will be used for this Offer, the potential reverse split, if necessary, and matters related thereto.

     On January 20, 2010, we commenced a formal tender offer which allowed our employees to exchange certain outstanding options to purchase shares of our common stock for new nonqualified options to purchase fewer shares of common stock with an exercise price per share equal to the closing price per share of our common stock on the new grant date. An option was eligible for exchange in the tender offer if it (i) was granted under the our 2003 Stock Incentive Plan, as amended and restated, (ii) had an exercise price per share equal to or greater than $2.25, (iii) was held by an active employee, including our executive officers and non-employee members of the board of directors, but excluding those who had resigned or given or received a written notice of their termination at any time before the expiration of the tender offer and (iv) was outstanding on the expiration date of the tender offer. Each option that was eligible for exchange in the tender offer that was properly tendered was canceled and a replacement option to purchase that number of shares of our common stock determined by dividing the number of shares of common stock underlying the canceled eligible option by 1.15 and rounding down to the next whole share was issued. The replacement options vest in accordance with the vesting schedule in place for the eligible option it replaced at the time of exchange. All eligible options that were tendered for exchange were canceled on February 25, 2010, and the replacement options were granted on February 26, 2010. Any eligible option not tendered for exchange in the tender offer remains outstanding in accordance with its terms. On February 26, 2010, pursuant to the offer, we cancelled options to purchase 806,596 shares of common stock and granted the replacement options to purchase 701,334 shares of common stock. Each option has a new seven-year term and has an exercise price of $1.50 per share. There was no additional compensation expense that had to be recognized in the financial statements on account of this transaction.

     Otherwise, during the sixty (60) days prior to November 10, 2010, Voxware and its executive officers and directors did not effect any transactions in the common stock.

Schedule I - 7

PROXY SOLICITED BY THE BOARD OF DIRECTORS
FOR THE SPECIAL MEETING OF STOCKHOLDERS OF

VOXWARE, INC.

TO BE HELD ON December 6, 2010

Please date, sign and mail your proxy card in the
envelope provided as soon as possible.

¯ Please detach along perforated line and mail in the envelope provided. ¯

     Know all Men by These Presents, that the undersigned stockholder of Voxware, Inc., constitutes and appoints Scott J. Yetter and William G. Levering III, or either of them, the attorneys and proxies of the undersigned with full power of substitution to vote for and in the name, place, and stead of the undersigned at the Special Meeting of the Stockholders of Voxware, Inc., to be held at the Company’s offices 300 American Metro Boulevard, Suite 155, Hamilton, New Jersey on December 6, 2010, at 9:00 a.m., Eastern Standard Time, and at any adjournment thereof, upon the following matters (which are more fully explained in the accompanying Proxy Statement):

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL OF THE PROPOSALS BELOW. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE. ☐

1.	To approve an amendment to the Company’s Amended and Restated Certificate of Incorporation, as amended, to effect a 1 - for – 5,000 reverse stock split of the Company’s common stock, whereby stockholders owning fewer than 5,000 shares of Common Stock would have such shares cancelled and converted into the right to receive a price per share held prior to the reverse stock split equal to $1.00 in cash, without interest.	☐ FOR	☐ AGAINST	☐ ABSTAIN

2.	To approve the postponement or adjournment of the special meeting to permit further solicitation of proxies in the event that an insufficient number of shares is present in person or by proxy to approve the reverse stock split.	☐ FOR	☐ AGAINST	☐ ABSTAIN

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF
NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change?	Indicate changes below:	Date
Mark Box ☐

Please sign exactly as name appears on this card. If stock is held jointly, each holder should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Annex A

CERTIFICATE OF AMENDMENT
TO
THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
VOXWARE, INC.

     The undersigned, for purposes of amending the Amended and Restated Certificate of Incorporation, as amended (the “Certificate”) of Voxware, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

     FIRST: The name of the Corporation is Voxware, Inc. (the “Corporation”).

     SECOND: The Certificate was filed with the Office of the Secretary of State of the State of Delaware on June 27, 2003. A Certificate of Amendment was filed on each of December 30, 2003, April 30, 2004, December 29, 2004, November 28, 2005, December 13, 2007 and December 10, 2009.

     THIRD: That Article FOURTH of the Certificate is hereby amended to read, in its entirety, as follows:

     That, effective at 9:00 a.m., eastern time, on December  , 2010 (the “Effective Time”), this Certificate of Amendment to the Amended and Restated Certificate of Incorporation, which effects a one-for-5,000 reverse stock split of the Corporation’s Common Stock, shall become effective, pursuant to which each 5,000 shares of Common Stock outstanding and held of record by each stockholder of the Corporation (including treasury shares) immediately prior to the Effective Time shall be reclassified and combined into one share of Common Stock automatically and without any action by the holder thereof upon the Effective Time and shall represent one share of Common Stock from and after the Effective Time. No fractional shares of Common Stock shall be issued as a result of such reclassification and combination. In lieu of any fractional shares to which the stockholder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then fair market value of the Common Stock as determined by the Board of Directors of the Corporation.

     The total number of shares of all classes of stock which the Corporation shall have the authority to issue is 17,000,000 shares. The Corporation is authorized to have two classes of shares, designated as Common Stock and Preferred Stock. The total number of shares of Common Stock which the Corporation is authorized to issue is 15,000,000 shares, and the par value of each of the shares of Common Stock is $0.001. The total number of shares of Preferred Stock which the Corporation is authorized to issue is 2,000,000 shares, and the par value of each of the shares of Preferred Stock is $0.001. The 2,000,000 shares of Preferred Stock shall be designated Series A Non-Participating Convertible Preferred Stock.

     FOURTH: Except as expressly amended herein, all other provisions of the Certificate filed with the Office of the Secretary of State of the State of Delaware on June 27, 2003 and as amended on December 30, 2003, April 30, 2004, December 29, 2004, November 28, 2005, December 13, 2007 and December 10, 2009 shall remain in full force and effect.

     FIFTH: That the foregoing amendment was duly adopted by the Board of Directors and by the stockholders of the Corporation in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

* * * * * * *

Annex A- 1

     A duly authorized officer of the Corporation, does hereby execute this Certificate of Amendment to the Amended and Restated Certificate of Incorporation, as amended, this [___] day of [______], 2010.

By:
Scott J. Yetter
President and Chief
Executive Officer

Annex A- 2